Exhibit 10.46

PURCHASE AND SALE AGREEMENT

THIS PUCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 25th day of June, 2010, by and among Hop-Mar Energy, L.P., a Texas limited partnership (“Hop-Mar”), Sydri Energy Investments I, Ltd., a Texas limited Partnership (“Sydri”), Snyder Energy Investments, Ltd., a Texas limited partnership (“Snyder”), and Woodbine Energy Partners, L.P. a Texas limited partnership (“Woodbine,” and collectively with Hop-Mar, Sydri and Snyder, “Sellers”), and Southern Bay Energy, LLC, a Texas limited liability company (“Buyer”).

Background

A. Sellers are the owner of certain oil, gas and mineral leasehold estates and related assets more particularly described elsewhere in this Agreement; and

B. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the oil, gas and mineral leasehold estates and related assets on the terms and conditions set forth in this Agreement.

Terms and Conditions

In consideration of the mutual benefits to be derived from this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.01 Assets Being Purchased and Sold. Effective as of 7:00 o’clock a.m., Central Daylight Time, on May 1, 2010 (the “Effective Time”), subject to the terms and conditions of this Agreement, Sellers agree to sell, transfer, assign, bargain and convey, subject to the reservation of interests to themselves and their successors and assigns as hereinafter set forth, to Buyer, and Buyer agrees to purchase and pay for, all of Sellers’ right, title and interest in and to the following assets (collectively, the “Assets”):

(a) All of the working interests in, to and under the oil, gas and mineral leasehold estates described in Annex “A” attached hereto, together with all of Sellers’ rights in respect of any pooled, communitized or unitized acreage of which any such interest is a part (collectively, the “Leasehold Interests”), subject to a reservation by Sellers, of fifty percent (50%) of such interest in such leasehold estates in the Bryan Austin Chalk Unit (“BACU”) to explore for, develop, produce and market oil, gas and other minerals below the “Base of the Austin Chalk Formation” (as such term is defined below);

(b) All of the real, personal and mixed property of Sellers, or in which Sellers own an interest, that is attributable or allocable to the Leasehold Interests and used or held for use in connection with the exploration, development, operation or maintenance of any of the Leasehold Interests or the production, treatment, measurement, storage, gathering, transportation or marketing of oil, gas or other hydrocarbons attributable to the Leasehold Interests (or the interests of others therein), including, without limitation, (i) all wells, equipment and facilities that, as of the Effective Time, were used or held for use in connection with the exploration, development, operation or maintenance of any Leasehold Interests or the production, treatment, measurement, storage, gathering, transportation or marketing of oil, gas or other hydrocarbons attributable to the Leasehold Interests, including, without limitation, wells, well equipment, casing, tanks, gas separation and field processing units, portable and permanent well test equipment, buildings, Christmas Trees, tubing, pumps, motors, fixtures, machinery, materials, supplies, inventory, telephone and communication equipment, computing equipment and other equipment, pipelines, flowlines, gathering systems, power lines, telephone and telegraph lines, roads, vehicles, gas processing plants and other property used in the operation thereof; (ii) all oil and gas and other hydrocarbon volumes, produced on or after the Effective Time; and (iii) all other rights, privileges, benefits, powers, tenements, hereditaments and appurtenances conferred upon Sellers or the owners and holders of the Leasehold Interests, including, without limitation, all rights, privileges, benefits and powers of Sellers with respect to the use and occupation of the surface of, and subsurface depths under, the land covered by each Leasehold Interest, which may be necessary, convenient or incidental to the possession and enjoyment of such Leasehold Interest;

(c) All original files, records, data, information and documentation (or if originals are not available, copies of such items) of Sellers pertaining to or evidencing Sellers’ use, ownership or operation of any of the Assets, or the maintenance or operation thereof, or to any units in which any of the Leasehold Interests may be included or to the producing, treating, measuring, processing, storing, gathering, transporting or marketing of oil and gas attributable to the Leasehold Interests or such units and water, brine or other minerals and products produced in association therewith, including, without limitation, (i) copies of the recorded oil, gas and mineral leases and all assignments thereof which are in the names of the Sellers or their predecessors in title; (ii) all lease bonus payment, shut-in payment, lease obligations and delay rental receipts and other documents and information sufficient to show proof of how the Leasehold interests have been kept effective since execution; (iii) copies of all division orders, division order title opinions, drilling title opinions, pipeline title opinions and all other title work and opinions regarding the Leasehold Interests; (iv) an inventory of all personal and real property included as part of or used in connection with the Assets; (v) all agreements and contracts relating to ownership and operation of the Assets, including, without limitation, joint operating agreements, production purchase and transportation agreements, gathering agreements, compression agreements and agreements with pumpers, field employees and service providers; (vi) all geologic, engineering, drilling and production maps, reports and information regarding the Leasehold Interests, including mud logs and electric logs, geologic and surface maps, seismic maps, data and interpretations, and any other geologic, reservoir, production and economic reports and information; (vii) all reports, memoranda and other writings regarding hydrocarbon development, exploration, exploitation, stimulation and extraction methods, analyses, plans, strategies and proposals regarding the Assets (viii) all financial, accounting, operating and economic statements, reports, budgets, data and information for the current and any prior years regarding the Assets; and (ix) copies of all governmental and regulatory licenses, permits, filings, forms, applications and other documents, including federal and state oil and gas regulatory reports and filings, regarding the Assets (collectively, (the “Records”);

(d) The prepaid items with respect to which an adjustment to the Purchase Price is made pursuant to Article 2.03(a)(ii) hereof;

(e) To the extent such matters are taken into account in determining the adjustment to the Purchase Price provided in Article 2.03(c), all rights in respect of under-payments by purchasers or under-deliveries by transporters or processors in respect of hydrocarbons produced from the Leasehold Interests prior to the Effective Time; and

(f) All rights of Sellers in and to those instruments and agreements under which Sellers’ interests in the Leasehold Interests arise and all other agreements and contractual rights, easements, rights-of-way, saltwater disposal agreements, subsurface agreements, servitudes, and other estates to the extent relating to any Asset described in clauses (a) through (e) above, including, without limitation, all rights of Sellers in, to and under or derived from all production sales contracts, operating agreements, pooling, unitization or communitization agreements, purchase, exchange or processing agreements, surface leases, easements or rights-of-way, farmout or farmin agreements, dry hole or bottom hole contribution agreements, seismic agreements, permits, licenses, options, orders and all other contracts, agreements and instruments relating to the exploration for, or the development, production; storage, gathering, treatment, transportation, processing, or sale or disposal of oil, gas, other hydrocarbons, other minerals, water, brine or other substances from any Leasehold Interest or any units of which they are a part.

For purposes of this Agreement, the “Base of the Austin Chalk Formation” shall mean the stratigraphic equivalent of the measured depth of 8,220 feet on the Dual Induction Electric Log with respect to the MCZ, Inc. - Chatham No. 1 Well in the BACU as set forth in the BACU Unit Operating Agreement (Exhibit “C” thereto) recorded in Volume 1289, Page 136, Document No. 468577 in the records of Brazos County, Texas.

1.02 Overriding Royalty Interests. Notwithstanding anything to the contrary herein contained, Sellers are retaining unto themselves, and Buyer is not receiving or paying for as part of the Purchase Price (as such term is hereinafter defined), all of the overriding royalty interests in and under the leasehold estates described in Annex “A” which were acquired by Sellers prior to January 1, 2010, LESS AND EXCEPT Sellers’ overriding royalty interests in the oil and gas leases relating to the Kyra No. 1-H, Honey No. 1-H and Weido Unit No. 1 wells, as set forth and described on Annex “A”, which overriding royalty interests are being conveyed to Buyer.

1.03 Assumed Contracts. At the Closing (as such term is hereinafter defined), Buyer shall assume, and take responsibility for all obligations under from and after the Effective Date, the contracts and agreements relating to the Assets specified in Annex “B” attached hereto and incorporated herein by reference.

1.04 Allocation of Liabilities Sellers shall be responsible for all liabilities and obligations relating to the Assets up to and until the Effective Time and Buyer shall be responsible for all liabilities and obligations relating to the Assets after the Effective Time, and each hereby agrees to indemnify and hold the other harmless from any costs (including reasonable attorneys’ fees), expenses, claims and liabilities resulting from its failure to honor its obligations under this Article 1.04; provided, however, that with respect to title and environmental liabilities and obligations, Buyer shall become responsible for all such liabilities and obligations, irrespective of whether occurring before or after the Effective Date, commencing six (6) months after the Effective Date, and Buyer shall indemnify and hold Sellers harmless from any and all costs (including reasonable attorneys’ fees), expenses, claims and liabilities relating to such title and environmental liabilities and obligations.

ARTICLE II

PURCHASE PRICE

2.01 Purchase Price and Payment. The purchase price for the Assets shall be Sixteen Million Six Hundred Thousand Dollars ($16,600,000) (the “Purchase Price”), which amount, subject to adjustment as provided in the Article 2.03 below, shall be paid at the Closing (as such term is defined in Article 8.01 hereof). All amounts required under this Article II to be paid by any party hereto to another party hereto shall be made by wire transfer of immediately available funds to an account designated by the payee thereof, which designation shall be made not later than two (2) Business Days prior to the date such payment is due.

2.02 Deposit. Promptly upon Buyer’s execution of this Agreement, Buyer shall deposit with Snell Wylie & Tibbals, as escrow agent (the “Escrow Agent”), an amount equal to five percent (5%) of the Purchase Price as a deposit (the “Deposit”) to be applied to Purchase Price to be paid at the Closing. The Deposit shall be non-refundable except in the event of a termination of this Agreement pursuant to Article 3.06 of this Agreement, and shall be held and distributed in accordance with the terms of an Escrow Agreement in the form attached hereto as Annex “C” and incorporated herein by reference for all purposes (the “Deposit Escrow Agreement”).

2.03 Adjustment to the Purchase Price. The Purchase Price shall be initially adjusted as follows (the resulting amount being herein referred to as the “Initial Adjusted Purchase Price”):

(a) The Purchase Price hereof shall be increased by an amount equal to the sum of the following amounts (determined without duplication):

(i) the amount of all costs and expenses paid by Sellers that are attributable to the ownership, maintenance, development, production or operation of the Assets during the period between the Effective Time and the Closing Date;

(ii) all reasonable prepaid costs and expenses attributable to the Assets that were actually paid by Sellers prior to the Effective Time and which are attributable to the period of time from and after the Effective Time; and

(iii) any other amounts required under this Agreement or otherwise agreed upon by Sellers and Buyer; provided, however, that the following shall be excluded from the amounts referred to in this Article 2.03(a): (A) general corporate overhead and administrative expenses of Sellers (but not the overhead charges paid by Sellers to any third party operator of any of the Leasehold Interests); (B) franchise and income taxes, Property Taxes (as such term is defined in Article 11.01 hereof) and other taxes covered by Articles 2.03(c), 11.01 and 11.03; (C) interest on funds borrowed by Sellers; (D) capital expenditures or operating expenses attributable to the period of time prior to the Effective Time; (E) that portion of payments to Affiliates (as such term is hereinafter defined) of Sellers for services or properties that exceeds the amount that would have been charged to Sellers in an arms-length transaction with a third party that was not an Affiliate of Sellers, (F) delay rentals, bonuses or shut-in royalties due prior to the Effective Time, (G) expenses and expenditures incurred in violation of the terms of this Agreement, (H) insurance premiums or the allocated cost of insurance covering risks associated with the Assets, other than any such costs that are included as direct charges under joint interest billings received by Sellers from third-party operators of the Leasehold Interests, and (I) costs and expenses incurred to discharge obligations for which Sellers is liable pursuant to the indemnification provisions set forth in Article 9.03(c) hereof. As used in this Agreement, the term “Affiliate” shall mean, with respect to any person, any other person that directly or indirectly, controls, is controlled by or is under common control with such first person. As used in the definition of “Affiliate,” the term “person” shall mean any natural person, partnership, joint venture, limited partnership, corporation, limited liability company, trust, estate, association or other entity.

(b) The Purchase Price shall be decreased by an amount equal to the sum of the following amounts (determined without duplication):

(i) the amount of all proceeds received by Sellers that are attributable to the ownership, maintenance, development, production or operation of the Assets after the Effective Time, it being agreed that such amount shall not include proceeds from the sale subsequent to the Effective Time of merchantable hydrocarbons in storage above the pipeline connection at the Effective Time;

(ii) the aggregate amount of all suspended working interest funds relating, if any, described on Schedule 4.01(k) (the “Suspended Funds”); and

(iii) any other amounts required or provided for under this Agreement or otherwise agreed upon by Sellers and Buyer.

(iv) the Deposit, along with any accrued interest, as described in Article 2.02.

(c) In addition to the adjustments specified above, the Purchase Price shall be adjusted by an amount equal to the estimated net liability of Buyer to Sellers, or Sellers to Buyer, as applicable, in respect of Property Taxes and other taxes pursuant to Articles 11.01 and 11.03 hereof.

(d) Sellers shall prepare and deliver to Buyer, at least five (5) “Business Days” (which term shall mean any day except a Saturday, Sunday or other day on which commercial banks in Dallas, Texas, are required or authorized by law to be closed) prior to the Closing Date, Sellers’ estimate of the Initial Adjusted Purchase Price, together with a statement setting forth Sellers’ estimate of the amount of each adjustment to the Purchase Price to be made pursuant to this Article 2.03, and such backup or supporting information as may be necessary, to permit Buyer to understand how Sellers determined such estimates. The parties shall negotiate in a good faith attempt to agree on such estimated adjustments prior to the Closing. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the estimate of the Purchase Price for purposes of the Closing, shall be calculated based on Sellers’ and Buyer’s agreed upon estimated adjustments and Seller’s good faith estimation of any disputed amounts.

2.04 Post-closing Adjustment. Within five (5) Business Days after the final determination of the Purchase Price in accordance with Article 9.01 (“Final Adjusted Purchase Price”), Buyer shall pay to Sellers or Sellers shall pay to Buyer, as the case may be, the amount by which such Final Adjusted Initial Payment is greater than or less than, respectively, the Initial Adjusted Purchase Price.

ARTICLE III

DUE DILIGENCE INVESTIGATION

3.01 Access to Leasehold Interests and Employees of Sellers. Prior to the Closing Date (as such term is hereinafter defined), Seller shall grant Buyer such access to the Leasehold Interests (including all Records) and the employees of Seller as is necessary to permit Buyer to conduct a thorough due diligence investigation of the Leasehold Interests. The Records shall be made available at the offices of Martineau Petroleum, Inc., 4925 Greenville Avenue, Suite 550, Dallas, TX 75206. Buyer shall have a period of thirty (30) days from the date of this Agreement to conduct its environmental and title due diligence investigation of the Assets (this 30-day period will be referred to herein as the “Due Diligence Period”).

3.02 Environmental Due Diligence Investigation.

(a) Definitions. For purposes of this Article 3.02, the terms set forth below shall have the meanings assigned thereto:

(i) “Environmental Defect” means any Material fact, circumstance or condition involving any property constituting a part of the Leasehold Interests that constitutes a violation of any Environmental Law or requires remedial action under any Environmental Law.

(ii) “Environmental Defect Value” means the net reduction in value of the Asset affected by an Environmental Defect.

(iii) “Environmental Law” means any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any tribal authority or other governmental authority pertaining to health or the environment, including, without limitation, the Clean Air Act, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended; the Federal Water Pollution Control Act, as amended; the Occupational Safety and Health Act of 1970, as amended; the Resource Conservation, and Recovery Act of 1976 (“RCRA”), as amended; the Safe Drinking Water Act, as amended; the Toxic Substances Control Act, as amended; the Hazardous & Solid Waste Amendments Act of 1984, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Hazardous Materials Transportation Act, as amended; any state laws pertaining to the handling of oil and gas exploration or production wastes or the use, maintenance and closure of pits and impoundments; and other environmental conservation or protection laws. For purposes of this Agreement, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (i) to the extent the laws of the jurisdiction wherein the Leasehold Interests are located establish a meaning for “hazardous substance,” “release,” “solid waste” or “disposal” that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply and (ii) the terms “hazardous substance” and “solid waste” shall include all oil and gas exploration and production wastes that may present an endangerment to public health or welfare or the environment, even if such wastes are specifically exempt from classification as hazardous substances or solid wastes pursuant to CERCLA or RCRA or the state analogues to those statutes.

(iv) “Governmental Authority” means the United States, the state, county, city and political subdivisions in which the Leasehold Interests are located or which exercises jurisdiction over any of the Leasehold Interests, and any agency, department, commission, board, bureau or instrumentality, or any of them, that exercises jurisdiction over any of the Leasehold Interests.

(v) “Material” shall mean, for purposes of this Article 3.02, the cost of remediating any defect that exceeds Twenty-Five Thousand Dollars ($25,000), the Parties agreeing that such amount will be a threshold.

(b) Environmental Defect Notice. If, during the Due Diligence Period, Buyer discovers that any Asset is subject to an Environmental Defect, Buyer may raise such Environmental Defect by giving Sellers notice in writing (the “Environmental Defect Notice”) specifying such Environmental Defect, the Assets affected thereby, and Buyer’s good faith detailed calculation of the Environmental Defect Value. Buyer may, at its option, deliver multiple written Environmental Defect Notices to Sellers prior to the end of the Environmental Defect Period, and in the case of each such Environmental Defect Notice, Buyer shall provide Sellers with the information as described in this Subsection (b).

(c) Confidentiality of Information. Prior to Closing, Buyer and Sellers shall treat all information regarding an environmental condition as confidential, whether Material or not, and shall not make any contact with any governmental authority or third party regarding same without the written consent of the other party unless required by law.

(d) Disputed Environmental Defect Value. If Sellers do not agree with Buyer’s assessment of the net reduction in value of the Assets affected by an Environmental Defect, representatives of Buyer and Sellers shall meet no later than three (3) Business Days after the end of the Due Diligence Period to attempt to resolve any such disagreement. If the Parties are unable to resolve by agreement all disputed matters at such meeting, they shall jointly engage the environmental consulting firm of Carr Environmental of Houston, Texas (the “Joint Consultant”) to inspect the property that is the subject of the dispute and provide its assessment of the Environmental Defect Value of such property. In the event of such a dispute, the final Environmental Defect Value of a property shall be the average of Buyer’s proposed Environmental Defect Value and the value determined by the Joint Consultant. All costs and expenses attributed to the Joint Consultant and its work hereunder shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer.

(e) Waiver of an Environmental Defect. If Buyer fails to notify Sellers prior to or on the end of the Due Diligence Period of one or more Environmental Defect or fails to conform its Environmental Defect Notice to the requirements set forth in Subsection (B) hereof, all such Environmental Defects with respect to which an Environmental Defect Notice was not properly given will be deemed waived and Sellers shall be released from any liability therefore. In such event, the parties shall be required to proceed with Closing and Sellers shall be under no obligation to correct any Environmental Defect for which an Environmental Defect Notice was not properly given, and Buyer shall assume the risks, liability and obligations associated with any such Environmental Defect.

(f) Sellers’ Rights. In the event that Buyer provides Sellers with a proper Environmental Defect Notice, Sellers, at their sole option, shall, with respect to each Environmental Defect, (i) agree to cure or remediate any Environmental Defect within a reasonable time after Closing, (ii) reduce the Purchase Price by the amount of the Environmental Defect Value, (iii) provide Buyer with indemnification in form and substance reasonably satisfactory to Buyer for any damages, claims or expenses arising from such Environmental Defect, (iv) retain the Asset with respect to which the Environmental Defect relates, and adjust the Purchase Price according to the value allocated thereto under Annex “D” attached hereto and incorporated herein by reference for all purposes, or (v) if permitted by Article 3.06 hereof, terminate this Agreement.

(g) Limitation of Rights. Notwithstanding anything to the contrary contained in this Article 3.02, the rights of the parties under this Article 3.02 are subject to, and limited by, the terms of Articles 3.05 and 3.06 of this Agreement.

3.03 Title Due Diligence Investigation.

(a) Definitions. For purposes of this Article 3.03, the terms set forth below shall have the meanings assigned thereto:

(i) “Allocated Value” means the dollar amount allocated to each producing Asset as agreed upon by the parties and more particularly set forth on Annex “C.”

(ii) “Defensible Title,” subject to and except for the Permitted Encumbrances, means, with respect to the Leasehold Interests, such title held by Sellers and reflected by appropriate documentation properly filed in the official records of the jurisdiction in which the Leasehold Interest is located that entitles Sellers and will entitle Buyer after Closing, to own and receive and retain, without suspension, reduction or termination, payment of revenues for not less than the sales net revenue interest shown on Annex “A” of all oil and gas produced, saved and marketed from or attributable to the well or unit indicated; (b) obligates Sellers, and will obligate Buyer after Closing, to bear the costs and expenses relating to the maintenance, development and operation of such well or unit in an amount not greater than the sales working interest of Sellers set forth in Annex “A” (unless Sellers’s net revenue interest therein is proportionately increased); and (c) the Assets are, or will be upon Closing, free and clear of any liens, burdens or encumbrances of any kind or character.

(iii) “Title Defect” shall mean any matter, other than the Permitted Encumbrances as defined herein, which causes Sellers to have less than Defensible Title to any of the Assets as of the Closing Date.

(iv) “Title Defect Property” shall mean any Leasehold Interest or portion thereof burdened by a Title Defect.

(v) “Permitted Encumbrances” shall mean any of the following matters:

(A) defects in the early chain of title consisting of failure to recite marital status or the omission of succession or heirship proceedings;

(B) defects or irregularities arising out of prior oil and gas leases which, on their face, expired more than ten (10) years prior to the Effective Time, and which have not been released of record;

(C) tax liens and mechanic’s liens for amounts not yet due and payable, or those that are being contested in good faith by Sellers in the ordinary course of business;

(D) to the extent any of the following do not diminish the value of, or impair the conduct of operations on, any of the Assets and do not impair Sellers’s right to receive the revenues attributable thereto: (x) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs or the like, and (y) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over or in respect of property owned or leased by Sellers or over which Sellers owns rights of way, easements, permits or licenses;

(E) all lessors’ royalties, overriding royalties, net profits interests, carried interest, production payments, reversionary interests and other burdens on or deductions from the proceeds of production if the net cumulative effect of such burdens or deductions does not reduce the net revenue interest of Sellers in any well affected thereby as reflected in Annex “A” or impair the right to receive revenues attributable thereto or do not obligate Sellers to bear an expense interest for any well in any amount greater than the expense interest set forth in Annex “A”;

(F) preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting the rights has expired, upon delivery of proper notice to the appropriate third parties, without an exercise of the rights prior to the Closing Date;

(G) all rights to consent by, required notices to, filings with, or other actions by governmental entities and tribal authorities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance;

(H) defects or irregularities of title arising out of events or transactions which have been barred by limitations;

(I) any reduction in interest caused by a reversionary, back-in, contractual non-consents or similar interest;

(J) any encumbrance or other matter having an aggregate adverse effect on the value of the Assets of less than Twenty-Five Thousand Dollars ($25,000), the Parties agreeing that such amount will be a threshold; and

(K) any encumbrance or other matter (whether or not constituting a Title Defect) expressly waived in writing by Buyer.

(b) Title Defect Notice. If, during the Due Diligence Period, Buyer discovers that any Leasehold Interest is subject to a Title Defect, Buyer may raise such Title Defect by giving Sellers notice in writing (the “Title Defect Notice”) specifying such Title Defect and setting forth in reasonable detail Buyer’s calculation of the value for such Title Defect. Buyer agrees to provide Sellers with a Title Defect Notice with respect to each Title Defect as soon as reasonably practicable following their discovery by Buyer. Sellers may elect, at its sole cost and expense, but without obligation, to cure all or any portion of each Title Defect prior to Closing or within a reasonable time after Closing. In the alternative. Sellers may indemnify Buyer as to said Title Defect. Buyer’s failure to deliver to Sellers a proper Title Defect Notice with respect to any Leasehold Interest during the Due Diligence Period shall be deemed a waiver by Buyer of the Title Defect. Any defect or deficiency concerning Sellers’s title to a Leasehold Interest not asserted by Buyer prior to the end of the Due Diligence Period shall be deemed waived by Buyer for all purposes.

(c) Title Defect Adjustment. In the event that Buyer provides Sellers with a proper Title Defect Notice relating to a Title Defect as set forth above, and Sellers elect not to cure or indemnify Buyer for said Title Defect, Sellers and Buyer shall reduce the Purchase Price by the aggregate amount of the Title Defect Value for such Title Defect and proceed to Closing with respect to the affected Assets.

(d) Title Defect Value. In determining the value of a Title Defect, it is the intent of the parties to include, to the extent possible, only that portion of the Leasehold Interest whether an undivided interest, separate interest or otherwise, materially and adversely affected by the defect as agreed to by the parties. The Title Defect Value shall in no event exceed the Allocated Value of the affected Leasehold Interest. Subject to such limitation, the Title Defect Value shall be determined by the parties in good faith taking into account all relevant factors, including, but not limited to, the following:

(i) the Allocated Value of the leases, lands and well affected by the Title Defect;

(ii) the reduction in the sales net revenue interest of the Title Defect Property as reflected on Annex “A”, or the amount by which the cost sharing percentage for such property is greater than the sales working interest reflected on Annex “A”;

(iii) the productive status of the Title Defect Property (i.e. proved developed producing, etc.) and the present value of the future income expected to be produced from;

(iv) if the Title Defect represents only a possibility of title failure, the probability that such failure will occur;

(v) the legal effect of the Title Defect; and

(vi) if the Title Defect is a lien or encumbrance on the Leasehold Interest, the cost of removing such lien or encumbrance.

(e) Limitation of Rights. Notwithstanding anything to the contrary contained in this Section 3.03, the rights of the parties under this Article 3.03 are subject to, and limited by, the terms of Articles 3.05 and 3.06 of this Agreement.

3.04 Casualty Due Diligence Investigation.

(a) Definitions. For purposes of this Article 3.04, the terms set forth below shall have the meanings assigned thereto:

(i) “Casualty Defect” means any destruction by fire, blowout or other casualty or any taking, or pending or threatened taking, in condemnation or under the right of eminent domain of any Leasehold Interest or portion thereof.

(ii) “Casualty Defect Value” means the resulting value of a Leasehold Interest after the Allocated Value of the Leasehold Interest has been reduced as a result of a Casualty Defect, such reduction to is determined by mutual agreement of Sellers and Buyer, or failing such agreement by a firm of independent petroleum engineers mutually agreeable to Buyer and Seller.

(b) Notification. Sellers shall promptly notify Buyer of any Casualty Defect of which Sellers become aware. If any Casualty Defects exist at the Closing, Buyer may elect:

(i) to proceed with the Closing, to purchase the defective Leasehold Interest, and to reduce the Purchase Price by the amount of the difference between the Allocated Value of the Leasehold Interest and its Casualty Defect Value, in which case, Sellers shall retain all insurance proceeds and other payments relative to the reduction in value caused by such Casualty Defect;

(ii) to purchase such Leasehold Interest notwithstanding such Casualty Defect, and Sellers shall at the Closing pay to Buyer all sums paid to Sellers by reason of such Casualty Defect and shall assign, transfer and set over unto Buyer all of the right, title and interest of Sellers in and to any unpaid insurance proceeds, awards or other payments arising out of such Casualty Defect; or

(iii) to proceed with Closing, decline to purchase the Leasehold Interest to which such Casualty Defect relates and to reduce the Purchase Price by the amount of the Allocated Value of such Leasehold Interest (assuming as if no Casualty Defect existed).

(c) Consent of Buyer. Seller shall not voluntarily compromise, settle or adjust any amount payable by reason of any Casualty Defect without first obtaining the written consent of Buyer.

(d) Limitation of Rights. Notwithstanding anything to the contrary contained in this Article 3.04, the rights of the parties under this Article 3.04 are subject to, and limited by, the terms of Articles 3.05 and 3.06 of this Agreement.

3.05 Aggregate Deductible. Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be entitled to any remedy relating to an alleged Environmental Defect, Title

Defect of Casualty Defect unless, and except to the extent that, the aggregate cost associated with remedying all alleged Environmental Defects, Title Defects and Casualty Defects not cured or indemnified against by Sellers exceeds Three Percent (3%) of the Purchase Price (the “Aggregate Adjustment Deductible”) and Buyer shall be solely responsible for and bear all costs and expenses associated with any and all alleged Environmental Defects, Title Defects and Casualty Defects up to the Aggregate Adjustment Deductible.

3.06 Option to Terminate. If the aggregate of the Environmental Defect Values determined pursuant to Article 3.02, the Title Defect Values determined pursuant to Article 3.03 and the Casualty Defect Values determined pursuant to Article 3.04 shall exceed Ten percent (10%), either Buyer or Sellers may, at its sole option, terminate this Agreement without any further obligation by giving written notice of termination. In the event of such termination, Buyer shall be entitled to a return of the Deposit in full, along with any accrued interest.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01 Representations and Warranties of Sellers. Sellers represent and warrant to Buyer that the following are true and correct on the date of this Agreement and will be true and correct on the Closing Date as if made on and as of such date:

(a) Organization and Good Standing. Sellers are limited partnerships and they are duly organized, validly existing and in good standing under the laws of the State of Texas and they are duly qualified to transact business and is in good standing in the State of Texas.

(b) Power. Sellers have the power and authority to enter into this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Sellers, and the consummation of the transactions contemplated hereby, will not (i) violate or conflict with any provision of the respective partnership agreements, (ii) violate or conflict with any material agreement or instrument to which any Seller is a party or by which Sellers or any of the Leasehold Interests are bound; (iii) violate or conflict with any judgment, order, ruling, or decree applicable to any Seller as a party in interest, (iv) violate or conflict with any law, rule or regulation applicable to Sellers, or (v) result in the creation or imposition of any lien, charge or other encumbrance upon the Assets.

(c) Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Sellers. This Agreement has been duly executed and delivered on behalf of Sellers, and at the Closing all documents and instruments required hereunder to be executed and delivered by Sellers shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall constitute, legal, valid and binding obligations of Sellers enforceable against Sellers in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) Title to Leasehold Interests. It has good and marketable title to the Assets, free and clear of all liens, encumbrances and burdens, except for Permitted Liens. As used herein, the term “Permitted Liens” shall mean (i) liens for Property Taxes (as such term is defined in Section 11.01) not yet due and payable; (ii) any other liens to which Buyer expressly consents in writing. THE CONVEYANCE BY SELLER TO BUYER OF THE PORTION OF THE ASSETS CONSTITUTING REAL PROPERTY SHALL BE WITHOUT WARRANTY, EXCEPT THAT SELLERS SHALL WARRANT AND DEFEND TITLE TO ITS OWNERSHIP INTEREST IN SUCH REAL PROPERTY ASSETS AGAINST THE LAWFUL CLAIMS AND DEMANDS OF THE PERSONS CLAIMING BY, THROUGH OR UNDER SELLERS, BUT NOT OTHERWISE, AS MORE SPECIFICALLY PROVIDED IN THE FORM OF ASSIGNMENT AND BILL OF SALE ATTACHED HERETO AS ANNEX “E” AND INCORPORATED HEREIN BY REFERENCE FOR ALL PURPOSES.

(e) Lease Obligations. Except as provided in Schedule 4.01(e), with respect to the Leasehold Interests, (i) there are no royalty provisions (other than those allowing a lessor the right to take in kind and other than royalties due to governmental entities) requiring the payment of royalty on any basis other than proceeds actually received by the lessee, (ii) there are no unfulfilled drilling obligations affecting the Leasehold Interests, other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a lease, and (iii) except with respect to the Suspended Funds, all royalties, rentals and other payments due in respect of the Leasehold Interests have been timely paid and all other conditions necessary to keep such properties and interests in full force and effect during their primary term, and thereafter if commercial production has been established thereon or on lands pooled therewith, have been fully performed.

(f) Litigation. Except as set forth in Schedule 4.01(f), (i) there is no suit, action, investigation, or other proceeding pending or threatened against Sellers or otherwise involving the Assets that could reasonably be expected to adversely affect any of the Assets, including, without limitation, its title thereto, the value thereof, operations thereof or thereon, or the marketing of production therefrom, (ii) there is no suit, action, investigation, or other proceeding pending or threatened against Sellers, or any of them, that could reasonably be expected to adversely affect its ability to perform their respective obligations under this Agreement or that could reasonably be expected to prevent, delay or hinder the consummation of the transactions contemplated hereby; and (iii) they have not received any notice that any of them has been charged with any violation of, or threatened with a charge of a violation of, any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation of, including the terms of any license, permit or authorization issued by, any federal, state or local authority (“Legal Requirement”) that might reasonably be expected to adversely affect any of the Assets, and to thier knowledge, no third party has been charged with any violation of any Legal Requirement that might reasonably be expected to adversely affect the Assets. It is understood and agreed that Sellers shall retain full and complete responsibility for the lawsuits described on Schedule 4.01(f).

(g) Governmental Licenses. Sellers has obtained all governmental permits, licenses and other authorizations required to own and operate the Assets; all such authorizations are in full force and effect; and no violations exist thereunder. No proceeding is pending or threatened relating to the challenging, revocation or limitation of any such license or authorization.

(h) Obligations Relating to Operations. Except as set forth in Schedule 4.01(h), with respect to operations relating to the Assets: (i) there are no gas production, processing, sales, transportation or other imbalances as of the Effective Time between Sellers and any third party, and (ii) there are no binding commitments with respect to the Assets that will result in Buyer incurring after the Closing Date capital expenditures with respect to any one unit or well in excess of $25,000, or $100,000 with respect to the Assets in the aggregate.

(i) Documents and Instruments. All Material documents and instruments creating or giving rise to the Leasehold Interests and all Material agreements, contracts, easements, rights-of-way and other surface use rights, and all governmental licenses, permits, approvals and other authorizations necessary to own, maintain and operate the Assets in compliance with applicable laws and in the manner in which they have historically been owned, maintained and operated (all such documents and instruments being herein referred to as the “Material Documents”), in full force and effect and no breach or default exists thereunder. The Material Documents (i) do not subject all or any portion of the Assets to any tax partnership or to any obligation requiring a partnership income tax return to be filed under the application of Subchapter K of Chapter 1 of Subtitle A of the Code, or any similar state statute, and Sellers has complied with all conditions necessary to maintain a valid election to be excluded from said Subchapter K, and (ii) when assumed by Buyer at Closing, will not subject Buyer to any area of mutual interest, non-competition or similar provision restricting Buyer from independently conducting operations in any geographic area. Except as set forth in Schedule 4.01(i), neither Sellers nor, to Sellers’ knowledge, any other party to the Material Documents (x) is in breach or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its obligations thereunder, or (y) has given or threatened to give notice of any default under, inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of any Material Document or any provision thereof. There are no amounts claimed to be due to Sellers in respect of the Assets that are being held in suspense because of a dispute as to title to such Assets or for any other reason, and Sellers is currently being paid its correct net revenue interest for each Leasehold Interest listed in Annex “A” without indemnity or guarantee other than those customarily found in division orders and other similar agreements and documents. As used herein, the term “Material’ means an occurrence or condition that would cause a reduction in the value of the Assets, taken as a whole, of at least One Hundred Thousand Dollars ($100,000).

(j) Marketing of Production. Except as set forth in Schedule 4.01(j):

(i) Sellers have not received, as of the Effective Time, any advance, “take-or-pay,” or other similar payments under production sales contracts that entitle the Purchasers to make-up or otherwise receive deliveries of hydrocarbons at any time after the Effective Time without paying at such time the full market price therefore, nor have Sellers received any payments with respect to, or in lieu of or in satisfaction for any take-or-pay obligations of purchasers of Sellers’ hydrocarbons deliverable under any contracts covering any of the Leasehold Interests on or after the Effective Time;

(ii) Sellers have not received prior to the Effective Time payments for production that are currently subject to refund;

(iii) The purchaser of hydrocarbons produced from or attributable to the Leasehold Interests under any gas sales contract has not (x) curtailed its takes of hydrocarbons in violation of such contract, or (y) given notice (either written or, to the knowledge of Sellers, oral) that it desires to amend the gas sales contract with respect to price or quantity of deliveries under take-or-pay provisions or otherwise, in each case to such extent that any such action may materially affect the economic value of the reserves attributable to the Leasehold Interests affected by such action; and

(iv) None of the Leasehold Interests are subject to any (i) dedication under production sales contracts with terms in excess of thirty (30) days; (ii) production gathering agreements not terminable without cause on thirty (30) days advance written notice; or (iii) calls on, or preferential rights to purchase, hydrocarbons produced therefrom.

(k) Suspended Funds. Schedule 4.01(k) sets forth a list of the Suspended Funds, the agreement or agreements under which such Suspended Funds are being held and the name or names of the parties claiming such Suspended Funds or to whom such Suspended Funds are owed. It is further understood and agreed that Sellers remain solely responsible for any and all suspended proceeds (legal, minimum or otherwise) that are attributable to all royalty and overriding royalty interest owners in all the properties described on Annex “A” for all time periods prior to the Effective Date hereof.

(l) Taxes. All ad valorem, property, production, severance, sales, use, windfall profits and similar taxes and assessments based on or measured by the ownership of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom that have become due and payable with respect to the Assets have been, or will be, paid timely and all tax and information returns to tax authorities required to be filed with respect to the Assets have been, or will be, filed timely. Schedule 4.01(l) identifies the due dates of all federal, state and local tax returns required to be filed on or after the Closing Date that relate to the ownership or operation of the Assets prior to the Closing Date; as well as all audits or examinations pending or presently being conducted by any taxing jurisdiction or regulatory authority and a summary of the likely outcomes of any such audit or a examination.

(m) Preferential Rights and Restrictions on Assignment. Except as set forth in Schedule 4.01(m), none of the Leasehold Interests are subject to any preferential rights to purchase or Material restrictions on assignment, including, but not limited to, requirements for consents from third parties to any assignment.

(n) Non-Leasehold Assets. All wells, platforms, fixtures, facilities, improvements, pipelines, personal property and equipment constituting a part of the Assets (i) are in a good and operable state of repair so as to be adequate for normal operations in accordance with standard industry practice in the areas in which they are operated, (ii) are adequate together with all related Assets to comply with the requirements of all applicable contracts, including sales contracts, and (iii) meet and comply with all applicable Legal Requirements. Notwithstanding anything to the contrary herein contained, SELLERS MAKE NO WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, CONCERNING EQUIPMENT AND FIXTURES INCLUDED IN THE ASSETS, IT BEING THE INTENTION OF SELLERS AND BUYER TO EXPRESSLY NEGATE AND TO EXCLUDE ALL WARRANTIES CONCERNING EQUIPMENT AND FIXTURES INCLUDED IN THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY AN AFFIRMATION OF FACT OR PROMISE OF BY ANY DESCRIPTION OF’ ANY KIND WHATSOEVER CONTAINED IN OR CREATED BY THE UNIFORM COMMERCIAL CODE AS ADOPTED IN TEXAS OR BY ANY OTHER APPLICABLE LAW. BUYER HEREBY WAIVES ANY CLAIM IT MAY OR MIGHT HAVE NOW OR IN THE FUTURE AGAINST SELLERS FOR ANY LOSS, DAMAGE OR EXPENSE CAUSED BY ANY OF THE EQUIPMENT OR FIXTURES INCLUDED IN THE ASSETS OR BY DEFECT THEREIN, USE OR MAINTENANCE THEREOF OR SERVICING OR

ADJUSTMENT THERETO AND, AS TO SELLERS, PURCHASES THE EQUIPMENT AND FIXTURES “AS IS -WHERE IS.”

(o) Well Compliance. All of the wells in which Sellers has an interest by virtue of its ownership of the Leasehold Interests have been drilled and completed within the boundaries of such Leasehold Interests or within the limits otherwise permitted by contract, pooling or unit agreement, and by law; and no such well is subject to penalties on allowable because of any over production or any ether violation of applicable Legal Requirements that would prevent such well from being entitled to its full legal and regular allowable from and after the Effective Time as prescribed by any governmental authority.

(p) Environmental Matters. With respect to environmental matters, (i) the Assets do not violate any order or requirement of any governmental authority or any Environmental Law, nor are there any conditions existing on or resulting from the operations of the Assets that may give rise to any on-site or off-site remedial obligations under any Environmental Laws, to the best of Sellers’ knowledge and belief; (ii) the Assets are not in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court, any applicable tribal authority or any other governmental authority, to the best of Sellers’ knowledge and belief; (iii) to Sellers’ knowledge, all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the Assets, including, without limitation, those relating to the past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment have been duly obtained or filed, and Sellers is in compliance with the terms and conditions of all such notices, permits, licenses and, similar authorizations; (iv) to Sellers’ knowledge, all hazardous substances or solid waste generated at or as a result of the Assets have, since the effective date of the relevant requirements of RCRA, been transported, treated and disposed of only by carriers maintaining valid authorizations under RCRA and any other Environmental Law and only at treatment storage and disposal facilities maintaining valid authorizations under RCRA and any other Environmental Law, which carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or overtly threatened action, investigation or inquiry by any governmental authority in connection with any Environmental Law; (v) to Sellers’ knowledge, no hazardous substance or solid waste has been disposed of or otherwise released (including without limitation discharges or releases into pits) and there has been no threatened release of any hazardous substances or solid waste on, to or as a result of the Assets except in compliance with Environmental Law, and there are no storage tanks or other containers on or under any of the Assets from which hazardous substances, petroleum products or other contaminants may be released into the surrounding environment; and (vi) to Sellers’ knowledge, there is no liability (contingent or otherwise) in connection with any release or threatened release of any hazardous substance or solid waste into the environment as a result of or with respect to the Assets, to the best of Sellers’ knowledge and belief.

(q) Brokers. Sellers have incurred no obligation or liability, contingent or otherwise for brokers’ or finders’ commissions, fees, expenses and other costs in respect of the matters provided for in this Agreement that will be the responsibility of Buyer; and any such obligation or liability that might exist shall be the sole obligation of Sellers. In addition, Sellers indemnifies Buyer from payment of any commissions, fees, expenses, costs, liabilities and damages which may be suffered as a result of a breach of the foregoing representation and warranty.

(r) Accuracy of Information. All of the information, reports and other data furnished to Buyer by or on behalf of Sellers in connection with the transactions contemplated herein is accurate and complete in all material respects, and none of such information contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, under the circumstances in which they are made, not misleading. Sellers have no knowledge of any matter that materially and adversely affects (or may materially and adversely affect) the operations, prospects or condition of any of the Assets that has not been set forth in this Agreement, the Schedules to this Agreement, or the documents listed in such Schedules. Sellers own and/or have the right to disclose to Buyer all information furnished or made available to Buyer in connection with the transactions described herein, and the disclosure by Sellers to Buyer of such information is not in violation of any duty owed by Sellers to any person to whom such information relates or any obligation of Sellers under any existing agreement.

4.02 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers that the following are true and correct on the date of this Agreement and will be true and correct on the Closing Date as if made on and as of such date:

(a) Organization and Good Standing. Buyer is a limited liability company that is duly organized, validly existing, and in good standing under the laws of the State of Texas, and it is duly qualified to transact business and is in good standing in the jurisdictions where it is required to qualify in order to conduct its businesses as presently conducted.

(b) Power. Buyer has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, will not violate or conflict with (i) any provision of the certificate of incorporation or bylaws of Buyer, (ii) any material agreement or instrument to which Buyer is a party or by which Buyer is bound, (iii) any judgment, order, ruling, or decree applicable to Buyer as a party in interest, or (iv) any law, rule or regulation applicable to Buyer.

(c) Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the power of a court to deny enforcement of remedies generally based upon public policy.

(d) Brokers. Buyer has incurred no obligation or liability, contingent or otherwise for brokers’ or finders’ commissions, fees, expenses and other costs in respect of the matters provided for in this Agreement that will be the responsibility of Sellers; and any such obligation or liability that might exist shall be the sole obligation of Buyer. In addition, Buyer indemnifies Sellers from payment of any commissions, fees, expenses, costs, liabilities and damages which may be suffered as a result of a breach of the foregoing representation and warranty.

(e) Accuracy of Information. All of the information and other data furnished to Sellers by or on behalf of Buyer in connection with the transactions contemplated herein is accurate and complete in all material respects, and none of such information contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, under the circumstances in which they are made, not misleading.

ARTICLE V

PRE-CLOSING OBLIGATIONS OF SELLERS

5.01 Operations. From the date of this Agreement and until the Closing of the purchase and sale contemplated by this Agreement:

(a) Sellers will make available to Buyer and its representatives (including, without limitation. attorneys, accountants, engineers, consultants and other representatives of Buyer) for examination and copying at Buyer’s expense at Sellers’ offices such accounting, tax, title, geological, geophysical, legal and other information relating to the Assets insofar as same are in the possession of Sellers or hereafter acquired by Sellers (including, but not limited to, information in Sellers’ computer data bases to the extent Sellers has the right to do so), and will cause to be delivered to Buyer, at Buyer’s expense, such additional information relating to the Assets as Buyer may reasonably request, to the extent in each case, that Sellers may do so without violating any obligation of confidence or other contractual commitments of Sellers to a third party (and Sellers shall use reasonable efforts to obtain waivers of any contractual commitments preventing such access).

(b) Except as otherwise provided herein and unless specifically waived by Buyer in writing:

(i) Sellers shall, or shall cause the current operator of the Assets to, develop, maintain and operate the Assets in a good and prudent manner and in substantially the same manner as such Assets have heretofore been developed, maintained and operated;

(ii) Sellers shall, or shall cause the current operator of the Assets to, maintain and keep the Assets in good condition and working order, preserving the Assets in full force and effect and shall fully and timely perform all covenants and conditions imposed upon Sellers (and shall cause the current operator to perform all covenants and conditions imposed on the current operator) in respect of the Assets, including, but not limited to, payment of royalties, delay rentals, shut-in royalties and any and all other required payments;

(iii) Sellers shall, or shall cause the current operator of the Assets to, advise and consult with Buyer on all material matters relating to the Assets, including, without limitation, all proposed authorizations for expenditures in excess of Twenty-five Thousand Dollars ($25,000), farmout or farmin proposals or agreements, and amendments to agreements;

(iv) Sellers shall promptly notify Buyer of any notice or threatened notice of which Sellers becomes aware relating to any default, inquiry into any possible default, or action to alter, terminate, rescind or procure a judicial reformation of any Basic Document or any provision thereof or relating to, in the case of any production sales contract, any intent to exercise of any “out” rights, price renegotiation or other options available to the purchaser thereunder to alter pricing, delivery or other material provisions thereof, or to contest or not honor any “take-or-pay” or other material provisions thereof; and

(v) Sellers shall, or shall cause the current operator of the Assets to, pay timely all costs and expenses incurred in connection with the Assets, except to the extent such costs and expenses are contested in good faith utilizing appropriate action.

(c) Unless specifically waived by Buyer in writing, Sellers shall not, nor shall it allow the current operator to, take any of the following actions:

(i) sell, assign, transfer, convey, grant a farmout, convey, mortgage, pledge or otherwise dispose of any of the Leasehold Interests or, except in the ordinary course of business and consistent with past practices, any other Assets;

(ii) voluntarily permit any leases or other material rights with respect to the Assets to expire, waive or release any material rights with respect to Assets, or relinquish its position as with respect to any property;

(iii) to the extent related to the Assets, make any material change in the character of its business and operations or otherwise conduct its business and operations other than in accordance with standard industry practice;

(iv) enter into any agreement or contract relating to the Assets requiring, or committing to make, any expenditure (other than arising as a result of emergencies) or enter into any agreement or contract except in the ordinary course of the operation of the Assets;

(v) enter into any contract for the sale or other disposition, or any call or option for such purchase, of oil and gas, associated minerals or other products produced or to be produced from the Leasehold Interests that is not terminable without penalty on thirty (30) days notice, or less;

(vi) supplement, modify, or amend in any material respect any of its contracts;

(vii) commence any drilling, reworking or completing or similar Operations on the Leasehold Interests (except emergency operations and operations required under presently existing contractual obligations); or

(viii) commit to do any of the foregoing.

(d) Sellers shall give prompt written notice to Buyer of any notice of default (or written allegation of default, whether disputed or denied by Sellers) received or given by Sellers prior to the Closing Date under any instrument or agreement relating to the Assets.

(e) Sellers shall give prompt written notice to Buyer of any Title Defect, Casualty Defect or Environmental Defect that Sellers become aware of or anything else that Sellers are or become aware of that would make any representation or warranty of Sellers untrue or misleading in any respect.

(f) Sellers shall afford Buyer and its representatives access to the Leasehold Interests and the reasonable right to witness well tests thereon; provided that Sellers shall not be obligated to give Buyer more than twenty-four (24) hours advance notice of well tests if circumstances do not reasonably allow a longer notice period, and Sellers shall, or shall cause the current operator of the Assets to, allow Buyer access to the Assets and the records of Sellers or the current operator and the right to witness well tests thereon.

(g) Sellers shall retain, and protect the confidentiality of, all geological and geophysical information relating to the Assets.

(h) Sellers will use its best efforts to cause all of the representations and warranties of Sellers contained in this Agreement to remain true and correct in all respects.

(h) Sellers shall use its best efforts to satisfy the Conditions to the Closing set forth in Articles VII and VIII, to the extent same are within its control.

(i) Sellers shall keep in full force and effect until the Closing insurance (including operator’s extra expense and casualty coverages) comparable in amount and scope of coverage to that now maintained by Sellers.

(j) Sellers and Buyer shall mutually agree upon any oil or gas production sale nominations that are to be made by Sellers.

5.02 Standstill. From the date of this Agreement and until the Closing, Sellers shall not, directly or indirectly, seek, solicit or entertain competitive offers to purchase the Assets, or otherwise discuss the sale of the Assets with any party other than Buyer.

ARTICLE VI

PRE-CLOSING OBLIGATIONS OF BUYER

6.01 Buyer’s Confidentiality Obligation. Buyer agrees that information provided by Sellers to Buyer and its Affiliates, officers, directors, employees, agents, consultants and/or counsel (collectively, “Buyer’s Representatives”) in connection with this Agreement:

(a) will be used only by Buyer and Buyer’s Representatives, and only for Buyer’s investigation of the Assets;

(b) will be held in strict confidence;

(c) will not be used for any commercial purpose;

(d) will not, except as permitted hereunder, be provided to any third party.

Buyer will use the same degree of care that Buyer uses in protecting its own proprietary materials of a like kind. The foregoing obligation on Buyer shall terminate on the earlier to occur of (i) the Closing, (ii) at the time of disclosure if the information is in the public domain or hereinafter enters the public domain but not as a result of an unauthorized disclosure made directly or indirectly by Buyer, (iii) is or was available to Buyer from a source other than Sellers, provided that such source was not known by

Buyer to be bound by a confidentiality obligation to Sellers, (iv) the date on which Buyer, in its good faith opinion, is required by law or applicable stock exchange regulation to disclose the information or data in question, or (v) has been independently acquired or developed by Buyer.

6.02 Return of Data. Buyer agrees that if this Agreement is terminated for any reason whatsoever, Buyer shall promptly return to Sellers all information furnished by or on behalf of Sellers to Buyer, its officers, employees, and representatives in connection with this Agreement or Buyer’s investigation of the Assets, together with all copies, extracts or excerpts of such information.

6.03 Efforts Regarding Closing Conditions. Buyer shall use commercially reasonable efforts to satisfy the conditions to the Closing set forth in Article 7.02, to the extent same are within its control.

6.04 Suspended Funds. If the Closing occurs, Buyer agrees to assume responsibility for disbursement of any and all Suspended Funds as defined in Article 2.03(b)(ii), referenced in Article 4.01(k) and as shown on Schedule 4.01(k).

ARTICLE VII

CONDITIONS OF CLOSING

7.01 Sellers’ Conditions. Sellers’ obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer contained in Article 4.02 shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

(b) Performance. Buyer shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing.

(c) Officer’s Certificate. Buyer shall have delivered to Sellers a certificate of a corporate officer, dated the date of Closing, certifying on behalf of Buyer that the conditions set forth in Articles 7.01(a) and 7.01(b) have been fulfilled.

(d) Pending Matters. No suit, action or other proceeding by a non-affiliated third party or a governmental authority shall be pending or threatened which seeks substantial damages from Sellers in connection with, or seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

7.02 Buyer’s Conditions. Buyer’s obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Sellers contained in Article 4.01 shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

(b) Performance. Sellers shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by them at or prior to the Closing.

(c) Officer’s Certificate. Sellers shall have delivered to Buyer a certificate of each of their respective general partners, dated the date of Closing, certifying on behalf of each Seller that the conditions set forth in Articles 7.02(a) and 7.02(b) have been fulfilled.

(d) Pending Matters. No suit, action or other proceeding by a non-affiliated third party or a governmental authority shall be pending or threatened which seek substantial damages from Buyer in connection with, or seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(e) No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the value of the Assets and no event shall have occurred that has had, or is reasonably likely to have, a material adverse effect on the ability of Buyer to own and operate the Assets, and enjoy the benefits associated therewith, in the same fashion as Sellers have prior to the date hereof.

ARTICLE VIII

CLOSING

8.01 Time and Place of Closing. Subject to the conditions stated in this Agreement and unless the parties agree otherwise the consummation of the transactions contemplated hereby (the “Closing”) shall occur on or before July 30, 2010, or such later date as may be mutually agreed upon by all of the parties hereto. The date Closing actually occurs is herein called the “Closing Date.” The Closing shall be held at the offices of Snell Wylie & Tibbals, 8150 North Central Expressway, Suite 1800, Dallas, Texas 75206, or at such other location as may be mutually agreed upon by all the parties hereto.

8.02 Closing Obligation. At the Closing, the following events shall occur:

(a) Sellers and Buyer shall execute, acknowledge and deliver to each other the Assignment and Bill of Sale in substantially the form attached as Annex “E” conveying the Assets to Buyer;

(b) Sellers and Buyer shall execute, acknowledge and deliver transfer orders or letters-in-lieu thereof directing all parties paying for production to make payment to Buyer of proceeds attributable to production from the Leasehold Interests after the Effective Time (to the extent such proceeds have not previously been disbursed to Sellers);

(c) Buyer shall, or shall cause the person its designates as the new operator to, execute, acknowledge, and deliver to Sellers the Texas Railroad Commission Form P-4 for each unit and well comprising a part of the Assets necessary to transfer operations with respect to such units and wells to Buyer or its designee, and Sellers shall, or shall cause the current operator to, execute and timely thereafter file such Forms with the Texas Railroad Commission;

(d) Buyer shall pay the Initial Adjusted Purchase Price to Sellers;

(e) Sellers shall execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement; and

(f) Buyer shall execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement.

ARTICLE IX

ADDITIONAL AGREEMENTS

9.01 Calculation of Final Adjusted Purchase Price. Within ninety (90) days after the Closing, Sellers shall prepare, in accordance with this Agreement and with generally accepted accounting principles consistently applied, and deliver to Buyer a statement setting forth each adjustment to the Purchase Price required pursuant to Article 2.03 and showing the calculation of each such adjustment. From and after Closing and until the Adjusted Final Purchase Price is finally determined pursuant to this Article 9.01, Sellers shall make available to Buyer at any reasonable time such accounting records and other information as may be reasonably necessary for Buyer to verify the accuracy of the adjustments set forth on such statement. Buyer will give representatives of Sellers reasonable access to its premises and to its books and records for purposes of determining the Final Adjusted Purchase Price, and if requested by Sellers, will use reasonable efforts to cause the appropriate personnel of Buyer to assist Sellers and its representatives, during normal business hours and without unreasonably interfering with the conduct by such personnel of their duties, in determining the Final Adjusted Purchase Price. Within fifteen (15) days after receipt of such statement from Sellers, Buyer shall deliver to Sellers a written report containing all changes with explanations therefor that Buyer proposes be made to such statement. The parties shall then undertake to agree on the items in dispute and the Final Adjusted Purchase Price no later than fifteen (15) days after the receipt by Sellers of Buyer’s statement of proposed changes. At any time, after the end of such fifteen (15) day period, any adjustments remaining in dispute or not finally determined and agreed upon may, at the request of either Sellers or Buyer, be submitted for determination to the Dallas, Texas office of the independent accounting firm of Hine & Associates LLP. Such firm shall make such determination within thirty (30) days following such submission and such determination shall be final and binding upon Sellers and Buyer, with the fees and expenses of such firm to be shared equally by Sellers and Buyer. Following the final determination of the Final Adjusted Initial Purchase Price pursuant to this Article 9.01 (which final determination, however determined, shall be final and binding on Sellers and Buyer), Sellers or Buyer, as the case may be, shall promptly make the payment required pursuant to Article 2.04.

9.02 Receipts and Credits. Subject to the terms hereof and except to the extent same have already been taken into account is an adjustment to the Purchase Price, all memos, proceeds, receipts, credits and income attributable to the Assets (a) for all periods of time subsequent to the Effective Time, shall be the sole property and entitlement of Buyer, and, to the extent received by Sellers, Sellers shall fully disclose, account for and transmit same to Buyer promptly: and (b) for all periods of time prior to the Effective Time, shall be the sole property and entitlement of Sellers and, to the extent received by Buyer, Buyer shall fully disclose, account for and transmit same to Sellers promptly. Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Initial Payment, all costs, expenses, disbursements, obligations and liabilities attributable to the Assets (i) for periods of time prior to the Effective Time, regardless of when due or payable, shall be the sole obligation of Sellers and Sellers shall promptly pay, or if inadvertently paid by Buyer and not contested by Sellers, promptly reimburse Buyer for and hold Buyer harmless from and against same; and (ii) for periods of time subsequent to the Effective Time, regardless of when due or payable, shall be the sole obligation of Buyer and Buyer shall promptly pay, or if inadvertently paid by Sellers and not contested by Buyer, promptly reimburse Sellers for and hold Sellers harmless from and against same.

9.03 Cross Indemnity. If the Closing occurs, Sellers and Buyer agree as follows:

(a) Subject to the terms of Article XI (which shall control with respect to the tax matters covered thereby), Buyer agrees to indemnify, defend and hold harmless Sellers, their respective Affiliates and their directors, managers, officers, employees, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees, but excluding any amounts reimbursed from third party insurance) (collectively, “Losses”) that are attributable to (i) a Material breach by Buyer of its representations, warranties, covenants and agreements hereunder; (ii) the liabilities and obligations with respect to the Assets assumed by Buyer pursuant to, and in accordance with, this Agreement; or (iii) the ownership or operation of the Assets after the Closing Date.

(b) Subject to the terms of Article XI (which shall control with respect to the tax matters covered thereby), Sellers agree to indemnify, defend and hold harmless Buyer and its Affiliates and its and their directors, managers, officers, employees, agents and representatives from and against any and all Losses that are attributable to (i) a Material breach by Sellers of its representations, warranties, covenants and agreements hereunder; (ii) the liabilities and obligations with respect to the Assets which are being assumed by Sellers pursuant to, and in accordance with, this Agreement, or (iii) the ownership or operation of the Assets on or before the Closing Date.

(c) The indemnity, defense and hold harmless obligations set forth in Subsections 9.03(a) and 9.03(b) above shall not limit or otherwise affect the scope of any indemnities given by Buyer to Sellers, or Sellers to Buyer, pursuant to the terms of this Agreement and shall not apply to (i) a claim for indemnification by a party that relates to any amount or item for which such party received credit as an adjustment to the Purchase Price pursuant to the provisions hereof; or (ii) either party’s costs and expenses with respect to the negotiation and consummation of this Agreement and the transactions contemplated hereby.

9.04 Further Assurances. After Closing, Sellers and Buyer agree to take such further actions and to execute, acknowledge and deliver such additional documents and instruments as may be necessary or useful in carrying out the purpose of this Agreement or of any document delivered pursuant hereto.

9.05 Records. At Closing, Sellers shall make all Records available for delivery to Buyer at a location that is mutually acceptable to Sellers and Buyer.

9.06 Cooperation Regarding Operatorship. Prior to and following Closing, Sellers agree to use their respective best efforts to assist and cooperate with Buyer in connection with its efforts to secure operatorship of the well and units constituting a part of the Assets.

9.07 Information Sharing. The parties hereto agree that the technical and legal information regarding the Assets shall be shared upon written request.

ARTICLE X

TERMINATION

10.01 Termination of Agreement. This Agreement may, by written notice given at or prior to the Closing in the manner provided in Article 12.07 hereof, be terminated or abandoned:

(a) at any time at or prior to the Closing by mutual consent of Sellers and Buyer;

(b) at any time at or after August 27, 2010, by Sellers or Buyer if the Closing shall not have occurred by such date;

(c) at any time by Buyer if a material default or breach shall be made by Sellers with respect to the due and timely performance of the covenants and agreements, or with respect to the correctness of or due compliance with any of its representations and warranties, contained herein and such default or breach cannot be cured and has not been waived; or

(d) at any time by Sellers if a material default or breach shall be made by Buyer with respect to the due and timely performance of the covenants and agreements, or with respect to the correctness of or due compliance with any of its representations and warranties, contained herein and such default or breach cannot be cured and has not been waived;

provided, however, no such party may exercise any right of termination pursuant to this Article 10.01 if the event giving rise to such termination right shall be due to the willful failure of such party to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.

10.02 Effect of Termination. If this Agreement is terminated pursuant to Article 10.01, this Agreement shall become void and of no further force and effect (except for the provisions of Articles 4.01(r), 4.02(d), 6.01 and 6.02, which shall survive such termination and continue in full force and effect); provided, however, that if either party is in default of its obligations under this Agreement at the time this Agreement is so terminated, such defaulting party shall continue to be liable to the other party for damages (but in no event for specific performance) in respect of such default and such liability shall not be affected by such termination.

ARTICLE XI

TAXES

11.01 Ad Valorem and Property Taxes. All ad valorem taxes, real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Assets shall be apportioned as of the Effective Time between Sellers and Buyer; provided, however, that any such taxes which are calculated based on the value or amount of production during a given period shall be apportioned to the period during which such production occurred; regardless of the date on which such taxes are assessed and/or payable. The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the tax periods during which the Effective Time occurs. If Sellers is the owner of record on the assessment date, then Buyer shall pay to Sellers, Buyer’s pro rata portion, if any, of such Property Taxes within fifteen (15) days from the date such taxes are required to be paid to the taxing authorities and after receipt of Sellers’ invoice therefor, except to the extent taken into account as an adjustment to the Initial Payment pursuant to Article 2.02. If Buyer is the owner of record as of the assessment date then Sellers shall pay to Buyer Sellers’ pro rata portion of such Property Taxes, if any, within fifteen (15) days from the date such taxes are required to be paid to the taxing authorities and after receipt of Buyer’s invoice therefore, except in the extent taken into account as an adjustment to the Purchase Price pursuant to Article 2.03.

11.02 Transfer Taxes. Buyer shall be liable for all Transfer Taxes (as defined below) required to be paid in connection with the sale of the Assets pursuant to this Agreement. If the transfer of the Assets pursuant to this Agreement is exempt from applicable Transfer Taxes, Buyer shall, at Closing, provide Sellers with proof thereof. As used herein, the term “Transfer Taxes” means any sales, use and excise taxes.

11.03 Other Taxes. All taxes (other than franchise and income taxes and taxes covered by Articles 11.01 and 11.02) attributable to the Assets that are imposed on or with respect to the production of oil, natural gas or other hydrocarbons or minerals or the receipt of proceeds therefrom (including but not limited to severance, production, and excise taxes) shall be apportioned between the parties based upon the respective Security Assignments of production taken by the parties. All such taxes that have accrued with respect to the period prior to the Closing Date have been or will be properly paid by or on behalf of Sellers (although such taxes for the period between the Effective Time and the Closing Date will be taken into account as an adjustment to the Purchase Price pursuant to Article 2.02), and Sellers shall be responsible for filing or causing to be filed all statements, returns, and documents incident thereto. Buyer shall be responsible for paying or withholding or causing to be paid or withheld all such taxes which have accrued after the Closing Date and for filing all statements, returns, and documents incident thereto.

11.04 Cooperation. Each party to this Agreement shall provide the other party with reasonable access to all relevant documents, data and other information (other than that which is subject to an attorney-client privilege) which may be required by the other party for the purpose of preparing tax returns, filing refund claims and responding to any audit by any taxing jurisdiction. Each party to this Agreement shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of taxes. Notwithstanding anything to the contrary in this Agreement, neither party to this Agreement shall be required at any time to disclose to the other party any tax return or other confidential tax information. Except where disclosure is required by applicable law or judicial order, any information obtained by a party pursuant to this Agreement shall be kept confidential by such Party, except to the extent disclosure is required in connection with the filing of any tax returns or claims for refund or in connection with the conduct of an audit, or other proceedings in response to an audit, by a taxing jurisdiction.

11.05 Tax Indemnification. The following tax indemnification provisions shall apply to this Agreement

(a) Subject to the provisions of Article 11.05(b), Sellers shall indemnify Buyer from all liabilities for foreign, federal, state, local and Indian Tribal taxes in respect of the ownership or operation of the Assets prior to the Effective Time, together with penalties and interest thereon (provided such penalties and interest do not result from the negligence, late filing, fraud or acts of misfeasance or malfeasance of Buyer). Sellers shall be entitled to all refunds or rebates of taxes paid in respect of the ownership or operation of the Assets prior to the Effective Time. Subject to the provisions of Article 11.05(b), Buyer shall indemnify Sellers from all liabilities which are assessed for foreign, federal, state, local and other taxes, together with penalties and interest thereon (provided such penalties and interest do not result from the negligence, late filing, fraud or acts of misfeasance or malfeasance of Sellers), to the extent such liabilities relate to the ownership or operation of the Assets from and after the Effective Time; provided, however, that such indemnity shall not apply to (i) income taxes arising out of the ownership of the Assets between the Effective Time and the Closing Date, (ii) Property Taxes apportioned to Sellers pursuant to Article 11.01, and (iii) other taxes imposed on or after the Effective Time, in each case to the extent (but only to the extent) such taxes are included in the determination of the Adjusted Initial Payment. Buyer shall be entitled to all refunds or rebates in respect of the ownership or operation of the Assets on or after the Effective Time, except refunds or rebates of (x) income taxes attributable to the ownership of the Assets between the Effective Time and the Closing Date, (y) Property Taxes apportioned to Sellers pursuant to Article 11.01, and (z) other taxes imposed on or after the Effective Time, in each case to the extent (but only to the extent) such refunds or rebates are a return of taxes included in the determination of the Adjusted Initial Payment.

(b) In order for Sellers or Buyer (“Claimant”) to make a claim against the other (“Indemnitor”) under this Article XI, Claimant shall give prompt notice to Indemnitor of any liability for which Claimant would claim indemnification under this Article XI, which notice shall include the circumstances surrounding such liability. Indemnitor shall then have the right but not the obligation, to contest such liability at its sole cost and expense by giving written notice to Claimant of such election within thirty (30) days after Indemnitor receives Claimant’s notice. Should Indemnitor fail to notify Claimant within such thirty (30) day period, Indemnitor shall be deemed to have elected not to contest such liability. Should Indemnitor elect (or be deemed to have elected) not to contest such liability, Indemnitor shall pay the full amount due under Article 11.05(a) in respect of such liability to Claimant in cash within thirty (30) days after Indemnitor elects (or is deemed to have elected) not to contest such liability. Except as specifically provided in this Article 11.05 with respect to certain tax issues which must be combined or joined with other tax issues, if Indemnitor elects to contest any such liability, Claimant shall give Indemnitor full authority to defend, adjust, compromise or settle such liability and any action, suit, or proceeding in which Indemnitor contests such liability, in the name of Claimant or otherwise as Indemnitor shall elect. In any administrative or legal proceeding, Indemnitor shall employ counsel selected by it and reasonably acceptable to Claimant. With respect to tax issues incident to any such liability that must be combined or joined with one or more other tax issues which Claimant desires to contest, Claimant and Indemnitor shall cooperate fully, and control of any administrative legal proceeding shall rest with the party having the greater ultimate liability (including liability under Article 11.05(a) for the taxes in dispute). The party in control may not adjust, compromise or settle taxes which are contested by or on behalf of the other party without the consent of the other party. With respect to any liability contested by Indemnitor under the terms of this Article 11.05(b), Indemnitor shall pay the full amount due under Article 11.05(a) in respect of such liability to Claimant in cash within thirty (30) days after the liability is finally determined either by settlement or pursuant to the final unappealable judgment of a court of competent jurisdiction.

ARTICLE XII

MISCELLANEOUS

12.01 Governing Law. THIS AGREEMENT SHALL BE ENFORCED, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS

APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

12.02 Dispute Resolution. The parties to this Agreement acknowledge that disputes may arise between them, and it is in their best interests to resolve such disputes in an orderly and consistent manner, and agree as follows:

(a) The parties will attempt to resolve promptly any controversy or claim arising out of or relating to this Agreement or the transactions contemplated or consummated pursuant to this Agreement (a “Dispute”), by negotiating directly and in good faith. Both parties may seek the advice and assistance of legal counsel in connection with any such negotiation.

(b) If the parties cannot resolve and settle a Dispute by private negotiation within sixty (60) days after one party gives the other written notice that a Dispute exists, the parties mutually agree to submit the Dispute to non-binding mediation, as follows:

(i) Mediation shall occur in Dallas, Texas, before a single mediator, using the facilities and mediation rules of a professional dispute-resolution organization selected by mutual agreement of the parties (the “Mediation Organization”). If the parties cannot agree on a Mediation Organization, they will use the facilities and mediation rules of Judicial Arbitration and Mediation Services, Inc. in Dallas, Texas (“JAMS”).

(ii) The parties shall jointly select a mediator from the panel of mediators maintained by the Mediation Organization. The mediator must be an attorney who has no prior business or professional relationship with either party. If the parties are unable to agree on a mediator within thirty (30) days after the Dispute is submitted to mediation, the Mediation Organization will select a mediator who possesses the indicated qualifications.

(iii) The parties will share the filing fee for the mediation equally, but will otherwise separately bear their own costs and expenses (including legal fees) of participating in the mediation process. Each party agrees to send at least one representative to the mediation conference who has authority to enter into binding contracts on that party s behalf. Each party further agrees to sign a confidentiality agreement that prohibits the mediator from disclosing, orally or in writing, any information the other party discloses to the mediator in confidence at any stage of the mediation process.

(iv) Either party’s failure or refusal to participate in mediation in accordance with this Subsection 12.02(b) shall be considered a dispute subject to binding arbitration in accordance with Subsection 12.02(c).

(c) If the parties cannot fully resolve and settle a dispute through mediation within thirty (30) days after the mediation conference concludes, all unresolved issues involved in the Dispute shall be submitted to binding arbitration, as follows:

(i) Either party may make a demand for arbitration.

(ii) Arbitration proceedings shall be conducted in Dallas, Texas, before a single arbitrator, using the facilities and commercial arbitration rules of the Mediation Organization or another professional dispute-resolution organization selected by Buyer and reasonably acceptable to Sellers (the “Arbitration Organization”). If Buyer selects an

Arbitration Organization other than the Mediation Organization and Sellers reasonably object to Buyer’s choice, the parties will use JAMS’ facilities and commercial arbitration rules.

(iii) The Arbitration Organization’s expedited arbitration procedure shall apply to the arbitration proceedings. The parties do waive the application of all rules of discovery and evidence under the laws of the State of Texas.

(iv) The parties shall jointly select an arbitrator from the panel of arbitrators maintained by the Arbitration Organization. The arbitrator must be an attorney who has no prior business or professional relationship with either party and who agrees to follow and apply the express provisions of this Agreement in determining his or her award. If the parties are unable to agree on an arbitrator within thirty (30) days after the arbitration demand is filed, the Arbitration Organization will select an arbitrator who possesses the indicated qualifications.

(v) The arbitrator’s award shall be final and binding on all parties, and neither party shall have any right to contest or appeal the arbitrator’s award except on the grounds expressly provided by the United States Arbitration Act (the “Arbitration Act”). The party who demands arbitration shall pay the arbitration filing fee, but the parties will otherwise separately bear their own costs and expenses (including legal fees) of participating in the arbitration process. Responsibility for the arbitrator s fees and expenses shall be determined as part of the arbitrator’s award.

(vi) The procedures contemplated by and the enforceability of this Subsection 12.02(c) shall be governed by the Arbitration Act and shall be interpreted and enforced in accordance with United States federal judicial interpretations of the Arbitration Act.

(d) The parties further agree to submit to the jurisdiction and venue of JAMS and that service of process by certified mail, return receipt requested, shall be sufficient to confer in personam jurisdiction over them. Buyer specifically agrees to waive all questions of personal jurisdiction or venue (excepting only lack of proper service) for the purpose of carrying out this provision.

(e) The party which does not prevail in any Dispute submitted to binding arbitration as required by this Agreement shall be responsible for all fees and expenses, including attorneys’ fees, incurred by the prevailing party in connection with such Dispute.

12.03 Entire Agreement. This Agreement including all Annexes and Schedules attached hereto and made a part hereof constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties with respect to same. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

12.04 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.05 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

12.06 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Buyer has advised Sellers that it intends to transfer this Agreement and all rights and obligations under this Agreement to a wholly owned subsidiary of Buyer, and Sellers consents to this assignment and agrees that the assignee will be substituted for Buyer for all purposes under this Agreement at the time such assignment is made.

12.07 Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery, by telecopy or similar facsimile means, by express courier or delivery service, or by depositing same in the mail, addressed to the party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery (or earliest attempted delivery) as shown on the return receipt or returned envelope, whichever is applicable. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by telecopy or similar facsimile means shall be deemed given and received upon receipt only if received during, normal business hours and if received other than during normal business hours shall be deemed received as of the opening of business on the next Business Day).

For purposes of any notice provided or permitted to be given under this Agreement, the addresses of the parties shall be as follows:

To Sellers:

Hop-Mar Management, Inc., as General Manager to

Hop-Mar Energy, L.P.

4925 Greenville Ave, Ste 550

Dallas, TX 75206

Attention: David T. Martineau

Telecopy No.: 214-361-0866

Sydri Oil & Gas, Inc., as General Partner to

Sydri Energy Investments I, Ltd

4925 Greenville Ave, Ste 560

Dallas, TX 75206

Attention: Randall A. Wilkins

Telecopy No.: 214-373-8630

Woodbine Capital, LLC, as General Partner to

Woodbine Energy Partners, L.P.

4140 Lemmon Ave, Ste 250

Dallas, TX 75219

Attention: John Vassallo

Telecopy No.: 214-219-3313

Snyder Family Management, LLC, as General Partner to

Snyder Energy Investments, Ltd.

9331 Moss Circle Drive

Dallas, TX 75243

Attention: Christian Snyder

Telecopy No.: 214-361-0866

With copy to Sellers’ legal counsel:

Phillip A. Wylie

8150 North Central Expressway

Suite 1800

Dallas, TX 75206

Telecopy No.: 214-691-2501

To Buyer:

Southern Bay Energy, LLC

110 Cypress Station Drive

Suite 220

Houston, Texas 77090-1629

Attention: Christopher E. Cottrell

                  Vice President Land & Marketing

Direct Telephone: 281-377-9687

Main Telephone: 281-537-9920 Ext. 109

Telecopy: 281-537-8324

E-Mail: chris@sbenergy.com

Each party shall have the right, upon giving 10 days prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

12.08 Expenses. Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own counsel and consultants).

12.09 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions, and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

12.10 Publicity. Sellers and Buyer shall consult with each other with regard to all publicity and other releases issued at or prior to the Closing concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither party shall issue any publicity or other release without the prior written consent of the other party, which consent shall not be unreasonably withheld.

12.11 No Third-Party Beneficiary. Except as expressly provided herein, this Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third party beneficiaries.

12.12 Survival. The representations and warranties of the parties under this Agreement shall survive the Closing for a term of six (6) months and then terminate.

12.13 Counterparts; Signatures by Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

12.14 Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

12.15 Attachments. All Annexes and Schedules attached hereto are hereby made a part of this Agreement and incorporated herein by this reference.

12.16 Post-Closing Access to Records. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission and pursuant to other reporting obligation of Buyer after the Closing Date, Buyer may be obligated to provide certain audited financial information related to the Assets. Accordingly, from the Closing Date until the two (2) year anniversary of the Closing Date, Sellers shall grant Buyer, and its independent accountants and other representatives of the Buyer, access, during normal business hours, to the books and records in the possession of Sellers related to the Assets as may be requested by Buyer, its independent accountants and other representatives, for the purpose of auditing and otherwise verifying revenue and expense and other information related to the Assets to be included in any required financial statements of Buyer; provided Sellers shall have no liability or obligation for the accuracy or completeness of such information or otherwise with respect to Buyer’s financial statements in which such information is reflected.

12.17 Several Liability. Notwithstanding anything to the contrary contained in this Agreement, the liabilities and obligations of the respective Sellers described in this Agreement shall be separate, several and not joint or joint and several, and they shall be limited to Sellers’ respective ownership interest, taken as a whole, in the Assets.

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Signatures

To evidence the binding effect of the foregoing terms and condition, the parties have caused their respective duly authorized representative to execute and deliver this Agreement on the date first above written.

Sellers:

HOP-MAR ENERGY, L.P.
By:	Hop-Mar Management, Inc.
Its General Partner

By:	/s/ David T. Martineau
David T. Martineau, President

SYDRI ENERGY INVESTMENTS I, LTD.
By:	Sydri Oil & Gas, Inc.
Its General Partner

By:	/s/ Randall A. Wilkins
Randall A. Wilkins, President

WOODBINE ENERGY PARTNERS, L.P.
By:	Woodbine Capital, LLC
Its General Partner

By:	/s/ John Vassallo
John Vassallo, Manager

SNYDER ENERGY INVESTMENTS LTD.
By:	Snyder Family Management, LLC
Its General Partner

By:	/s/ Christian M. Snyder
Christian M. Snyder, Manager

Buyer:

SOUTHERN BAY ENERGY, LLC

By:	/s/ Christopher E. Cottrell
Christopher E. Cottrell
Vice President Land & Marketing

ANNEX “A”

TO

PURCHASE AND SALE AGREEMENT

Leasehold Interests

Attached

ANNEX “B”

TO

PURCHASE AND SALE AGREEMENT

Assumed Contracts

Attached

ANNEX “C”

TO

PURCHASE AND SALE AGREEMENT

Deposit Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into this 25th day of June, 2010, by and among Hop-Mar Energy, L.P., a Texas limited partnership (“Hop-Mar”), Sydri Energy Investments I, Ltd., a Texas limited Partnership (“Sydri”), Snyder Energy Investments, Ltd., a Texas limited partnership (“Snyder”), and Woodbine Energy Partners, L.P. a Texas limited partnership (“Woodbine,” and collectively with Hop-Mar, Sydri and Snyder, “Sellers”), Southern Bay Energy, LLC, a Texas limited liability company (“Buyer”), and Snell Wylie & Tibbals, a Texas professional corporation (the “Escrow Agent”). Except as otherwise expressly defined herein, each term used herein with its initial letter capitalized that has been defined in the Purchase and Sale Agreement (as defined below) shall have the same meaning herein as ascribed to it in said Purchase and Sale Agreement.

Background

Sellers and Buyer are parties to a Purchase and Sale Agreement of even date herewith (the “Purchase and Sale Agreement”), pursuant to which they have agreed to deposit five percent (5%) Purchase Price in escrow with the Escrow Agent to be held, administered and distributed on the terms and conditions hereinafter set forth.

Terms and Conditions

For and in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Escrow Deposit. Sellers and Buyer hereby deposit with the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of, funds in the aggregate amount of Eight Hundred Thirty Thousand Dollars ($830,000) (the “Escrow Funds”), which shall be held and dealt with by the Escrow Agent in accordance with the terms and conditions of this Agreement.

2. Investment of the Escrow Funds. The Escrow Funds shall be invested by the Escrow Agent in a money market or similar account that is interest-bearing and allows periodic withdraws. The Escrow Agent is hereby authorized and directed by Sellers and Buyer to liquidate from time to time any investment or investments in order to make any distributions required by this Agreement, notwithstanding any economic consequences of liquidating such investment prior to its maturity.

3. Release of Escrow Funds. The Escrow Agent shall distribute the Escrowed Funds, along with any accrued interest, to Sellers in proportion to their respective percentage interests in the Assets at the Closing; provided, however, that if the Closing does not occur as provided in the Purchase and Sale Agreement, by reason of the proper exercise by Buyer or Seller, as the case may be, of its or their right to terminate the Purchase and Sale Agreement by reason of Article 3.06 thereof, the Escrow Agent shall return the Escrow Fund, along with any accrued interest, to Buyer as soon as reasonably practical following delivery by Buyer or Sellers to the Escrow Agent of written notice of such exercise of rights under said Article 3.06.

4. Rights of Escrow Agent. In addition to its other rights contained elsewhere in this Agreement, the Escrow Agent shall have the following rights under this Agreement:

(a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and shall not be required to take any other action with respect to any other matter which might arise in connection with this Agreement or the Escrow Fund in carrying out its duties hereunder. The Escrow Agent is not responsible in any manner for the sufficiency, correctness, genuineness or validity of any of the documents, certificates, instruments or notices deposited with the Escrow Agent pursuant to this Agreement or for the form or execution thereof, or for the identity or authority of any person executing or depositing the same.

(b) The Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any written notice, instruction, certificates or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties; provided, however, that, as set forth below, any modification to this Agreement shall be signed by all of the parties hereto. Sellers and Buyer shall indemnify the Escrow Agent, as well as its agents and representatives, against and in respect of any and all direct or indirect damages, claims, losses, liabilities and expenses (including without limitation, attorneys’ fees) incurred by the Escrow Agent which may arise out of or result from any false or incorrect notice, certificate or other communication delivered pursuant to this Agreement by such party.

(c) In the event of any disagreement or controversy arising under this Agreement or if conflicting demands or notices are made upon the Escrow Agent growing out of or relating to this Agreement or in the event the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall have the right, at its election, to (i) withhold and cease all further proceedings under, and performance of, this Agreement, and of all instructions received hereunder, and resign as Escrow Agent effective upon the appointment of a successor Escrow Agent by Sellers and Buyer (as contemplated by Section 4(e) below), or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring all parties involved to interplead and litigate in such court their claims and rights among themselves and with the Escrow Agent. The foregoing remedies shall be in addition to any other remedies available to the Escrow Agent provided by law. Should any suit or legal proceeding be instituted growing out of or related to this Agreement, whether such suit be initiated by the Escrow Agent or others, the Escrow Agent shall have the right, at its option, to cease all further proceedings under, and performance of, this Agreement, and of all instructions received hereunder until all differences and doubts have been resolved by agreement or until the rights of all parties shall have been fully and finally adjudicated.

(d) Sellers and Buyer hereby jointly and severally agree to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense (including, without limitation, attorneys’ fees) incurred by it without negligence or bad faith on its part arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the costs and expenses of defending itself against any claim of liability hereunder or in connection therewith. The Escrow Agent may consult with counsel of its own choice as to any matters arising hereunder, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice of such resignation to Sellers and Buyer, specifying the date upon which such resignation shall take effect, which shall be at least thirty (30) days after the date of such notice. Sellers and Buyer, acting joint, shall have the right to terminate the appointment of the Escrow Agent hereunder by giving to it notice of such termination specifying the date upon which such termination shall take effect, which shall be at least thirty (30) days after the date of such notice. In either such event, Sellers and Buyer hereby agree to mutually designate a successor Escrow Agent, and the parties hereto agree that, upon demand of such successor Escrow Agent, all property in the Escrow Fund shall be turned over and delivered to such successor Escrow Agent, which shall, thereupon, be bound by all of the provisions hereof. In the event the Escrow Agent does not receive notice of person or entity which has been designated as successor escrow agent within thirty (30) days after the Escrow Agent’s resignation or termination hereunder, the Escrow Agent shall have no further duties or obligations hereunder, and may (but shall in no event be required), at its option and election, (i) tender the Escrow Fund to a court of competent jurisdiction for disposition in such manner as such court shall determine, (ii) petition any court of competent jurisdiction for the appointment of a successor escrow agent or for such other relief or action as may effectuate the Escrow Agent’s resignation and termination of its rights, duties and obligations hereunder, or (iii) take any other action it deems appropriate to terminate its rights, duties and obligations hereunder. Sellers and Buyer shall jointly and severally indemnify the Escrow Agent for, and hold it harmless against, all losses, costs, liabilities, damages or expenses incurred by it in connection with its resignation as Escrow Agent or its termination in such capacity and its transfer and delivery of the Escrow Funds to any successor escrow agent.

(f) Sellers hereby agree to pay the Escrow Agent reasonable compensation for its services hereunder and to reimburse the Escrow Agent for all expenses, disbursements and advances (including reasonable attorneys’ fees) incurred or made by it in connection with its joining this Agreement and with the carrying out of its duties hereunder. None of the Escrow Fund can be used to pay compensation to the Escrow Agent or to reimburse it for its expenses. The Escrow Agent shall, within twenty (20) days of the end of each month during the term of this Agreement, provide Sellers an itemized monthly statement of the Escrow Agent’s fees and expense for the applicable month.

(a) If any property or sums held hereunder is at any time attached, garnished or levied upon under any court order or by federal, state or local taxing authorities, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stated or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any of such events, the Escrow Agent is authorized to rely upon and comply with any such order, writ, levy, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it; and if it complies with any such order, writ, levy, judgment or decree, it shall not be liable to any of the parties hereto, or any other person, firm or corporation, by reason of such compliance even though such order, writ, levy, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated. Without waiving any of its rights hereunder, the Escrow Agent shall, at the time of service, notify Sellers and Buyer that it has been served with such order, writ, levy, judgment or decree.

(b) BUYER ACKNOWLEDGES THAT THE ESCROW AGENT HAS ACTED AND PRESENTLY ACTS AS LEGAL COUNSEL FOR SELLERS, CONSENTS TO THE ESCROW AGENT ACTING AS ESCROW AGENT HEREUNDER, AND EXPRESSLY WAIVES ANY POTENTIAL CONFLICT OF INTEREST ARISING FROM THE ESCROW AGENT SERVING SIMULTANEOUSLY AS ESCROW AGENT AND AS LEGAL COUNSEL TO SELLERS.

5. Termination. This Agreement shall terminate on the date the Escrow Agent no longer holds any of Escrow Funds and accrued interest. Prior to such date, this Agreement may be amended or terminated only by an instrument in writing duly executed by all of the Sellers and Buyer and delivered to the Escrow Agent; provided, however, that the duties, liabilities and obligations of the Escrow Agent shall not be increased or modified without its written consent. The Escrow Agent shall not be responsible to solicit any documents or notices referred to in this Agreement.

6. Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery, by telecopy or similar facsimile means, by express courier or delivery service, or by depositing same in the mail, addressed to the party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery (or earliest attempted delivery) as shown on the return receipt or returned envelope, whichever is applicable. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by telecopy or similar facsimile means shall be deemed given and received upon receipt only if received during, normal business hours and if received other than during normal business hours shall be deemed received as of the opening of business on the next Business Day).

For purposes of any notice provided or permitted to be given under this Agreement, the addresses of the parties shall be as follows:

To:

Sellers:

Hop-Mar Management, Inc., as General Manager to

Hop-Mar Energy, L.P.

4925 Greenville Ave, Ste 550

Dallas, Texas 75206

Attention: David T. Martineau

Telecopy No.: 214-361-0866

Sydri Oil & Gas, Inc. as General Partner to

Sydri Energy Investments I, Ltd

4925 Greenville Ave, Ste 560

Dallas, Texas 75206

Attention: Randall A. Wilkins

Telecopy No.: 214-373-8630

Woodbine Capital, LLC as General Partner to

Woodbine Energy Partners, L.P.

4140 Lemmon Ave, Ste 250

Dallas, Texas 75219

Attention: John Vassallo

Telecopy No.: 214-219-3313

Snyder Family Management, LLC as General Partner to

Snyder Energy Investments, Ltd.

9331 Moss Circle Drive

Dallas, Texas 75243

Attention: Christian Snyder

Telecopy No.: 214-361-0866

To:

Buyer:

Southern Bay Energy, LLC

110 Cypress Station Drive

Suite 220

Houston, Texas 77090-1629

Attention: Christopher E. Cottrell

                  Vice President Land & Marketing

Direct Telephone: 281-377-9687

Main Telephone: 281-537-9920 Ext. 109

Telecopy: 281-537-8324

E-Mail: chris@sbenergy.com

To:	The Escrow Agent: Snell Wylie & Tibbals 8150 North Central Expressway Suite 1800 Dallas, Texas 75206 Attention: Phillip Wylie Telecopy No.: 214-691-2501

or at such other address and number as any party shall have previously designated by written notice given to the other parties in the manner hereinabove set forth. Notices delivered in person shall be deemed given when received, if sent by telecopy or similar facsimile means (confirmation or such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

Each party shall have the right, upon giving 10 days prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.

8. Assignment. No party hereto may assign this Agreement, or any or his rights or obligations hereunder.

9. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

10. Choice of Law. The parties hereto agree that certain material events, occurrences and transactions relating to this Agreement bear a reasonable relationship to the State of Texas. The validity, terms, performance and enforcement of this Agreement shall be governed by those laws of the State of Texas that are applicable to agreements which are negotiated, executed, delivered and performed solely in the State of Texas. EACH PARTY CONSENTS AND AGREES TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF DALLAS, STATE OF TEXAS, AND WAIVES ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN, AND AGREES THAT ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY INCLUDING, WITHOUT LIMITATION, ANY DISPUTE RELATING TO THE VALIDITY, BREACH OR ENFORCEMENT HEREOF, SHALL BE HEARD IN THE COURTS DESCRIBED ABOVE.

11. Construction. As used herein, unless the context otherwise requires: (i) all references to “Article” or “Section” are to an article or section hereof; (ii) the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or other subdivision; (iii) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such word or words of like import; (iv) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof; and (v) the singular includes the plural, the plural includes the singular and the gender of any pronoun includes the other genders.

12. Preparation of Agreement. Each of the parties hereto acknowledges that: (i) it had the advice of, or sufficient opportunity to obtain the advice of, legal counsel separate and independent of legal counsel for any other party hereto; (ii) the terms of the transactions contemplated by this Agreement are fair and reasonable to such party; and (iii) such party has voluntarily entered into the transactions contemplated by this Agreement without duress or coercion. Each party hereto further acknowledges that it was not represented by the legal counsel of any other party in connection with the transactions contemplated by this Agreement, nor was it under any belief or understanding that such legal counsel was representing its interests. Each party hereto agrees that no conflict, omission or ambiguity in this Agreement, or the interpretation thereof, shall be presumed, implied or otherwise construed against any other party to this Agreement on the basis that such party was responsible for drafting this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Signatures

To evidence the binding effect of the covenants and agreements described above, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Sellers:

HOP-MAR ENERGY, L.P.
By:	Hop-Mar Management, Inc.
Its General Partner

By:	/s/ David T. Martineau
David T. Martineau, President

SYDRI ENERGY INVESTMENTS I, LTD.
By:	Sydri Oil & Gas, Inc.
Its General Partner

By:	/s/ Randall A. Wilkins
Randall A. Wilkins, President

WOODBINE ENERGY PARTNERS, L.P.
By:	Woodbine Capital, LLC
Its General Partner

By:	/s/ John Vassallo
John Vassallo, Manager

SNYDER ENERGY INVESTMENTS LTD.
By:	Snyder Family Management, LLC
Its General Partner

By:	/s/ Christian M. Snyder
Christian M. Snyder, Manager

Buyer:

SOUTHERN BAY ENERGY, LLC

By:	/s/ Christopher E. Cottrell
Christopher E. Cottrell
Vice President Land & Marketing

Escrow Agent:

SNELL WYLIE & TIBBALS A Professional Corporation

By	/s/ Philip A. Wylie
Phillip A. Wylie

ANNEX “D”

TO

PURCHASE AND SALE AGREEMENT

Allocated Values

Attached

ANNEX “E”

TO

PURCHASE AND SALE AGREEMENT

Assignment and Bill of Sale

ASSIGNMENT AND BILL OF SALE

THIS ASSIGNMENT AND BILL OF SALE (this “Assignment”) dated July             , 2010, but effective as of May 1, 2010, at 7:00 a.m., Central Daylight Time (the “Effective Time”), is from Hop-Mar Energy, L.P., a Texas limited partnership, Sydri Energy Investments I, Ltd., a Texas limited Partnership, Snyder Energy Investments, Ltd., a Texas limited partnership), and Woodbine Energy Partners, L.P. a Texas limited partnership (collectively, “Assignors”), to Southern Bay Energy, LLC, a Texas limited liability company (“Assignee”).

Assignment and Conveyance

For and in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignors do hereby sell, transfer, assign, bargain and convey to Assignee, subject to the reservation of interests to themselves and their successors and assigns as hereinafter set forth, all of Assignors’ right, title and interest in and to the following assets (collectively, the “Assets”):

(a) All of the working interests in, to and under the oil, gas and mineral leasehold estates described on Exhibit “A” attached hereto, together with all of Assignors’ rights in respect of any pooled, communitized or unitized acreage of which any such interest is a part (collectively, the “Leasehold Interests”), subject to a reservation by Assignors, of fifty percent (50%) of such interest in such leasehold estates in the Bryan Austin Chalk Unit (“BACU”) to explore for, develop, produce and market oil, gas and other minerals below the “Base of the Austin Chalk Formation” (as such term is defined below);

(b) All of the real, personal and mixed property of Assignors, or in which Assignors own an interest, that is attributable or allocable to the Leasehold Interests and used or held for use in connection with the exploration, development, operation or maintenance of any of the Leasehold Interests or the production, treatment, measurement, storage, gathering, transportation or marketing of oil, gas or other hydrocarbons attributable to the Leasehold Interests (or the interests of others therein), including, without limitation, (i) all wells, equipment and facilities that, as of the Effective Time, were used or held for use in connection with the exploration, development, operation or maintenance of any Leasehold Interests or the production, treatment, measurement, storage, gathering, transportation or marketing of oil, gas or other hydrocarbons attributable to the Leasehold Interests, including, without limitation, wells, well equipment, casing, tanks, gas separation and field processing units, portable and permanent well test equipment, buildings, Christmas Trees, tubing, pumps, motors, fixtures, machinery, materials, supplies, inventory, telephone and communication equipment, computing equipment and other equipment, pipelines, flowlines, gathering systems, power lines, telephone and telegraph lines, roads, vehicles, gas processing plants and other property used in the operation thereof; (ii) all oil and gas and other hydrocarbon volumes, produced on or after the Effective Time; and (iii) all other rights, privileges, benefits, powers, tenements, hereditaments and appurtenances conferred upon Assignors or the owners and holders of the Leasehold Interests, including, without limitation, all rights, privileges, benefits and powers of Assignors with respect to the use and occupation of the surface of, and subsurface depths under, the land covered by each Leasehold Interest, which may be necessary, convenient or incidental to the possession and enjoyment of such Leasehold Interest;

(c) All original files, records, data, information and documentation (or if originals are not available, copies of such items) of Assignors pertaining to or evidencing Assignors’ use, ownership or operation of any of the Assets, or the maintenance or operation thereof, or to any units in which any of the Leasehold Interests may be included or to the producing, treating, measuring, processing, storing, gathering, transporting or marketing of oil and gas attributable to the Leasehold Interests or such units and water, brine or other minerals and products produced in association therewith, including, without limitation, (i) copies of the recorded oil, gas and mineral leases and all assignments thereof which are in the names of the Assignors or their predecessors in title; (ii) all lease bonus payment, shut-in payment, lease obligations and delay rental receipts and other documents and information sufficient to show proof of how the Leasehold interests have been kept effective since execution; (iii) copies of all division orders, division order title opinions, drilling title opinions, pipeline title opinions and all other title work and opinions regarding the Leasehold Interests; (iv) an inventory of all personal and real property included as part of or used in connection with the Assets; (v) all agreements and contracts relating to ownership and operation of the Assets, including, without limitation, joint operating agreements, production purchase and transportation agreements, gathering agreements, compression agreements and agreements with pumpers, field employees and service providers; (vi) all geologic, engineering, drilling and production maps, reports and information regarding the Leasehold Interests, including mud logs and electric logs, geologic and surface maps, seismic maps, data and interpretations, and any other geologic, reservoir, production and economic reports and information; (vii) all reports, memoranda and other writings regarding hydrocarbon development, exploration, exploitation, stimulation and extraction methods, analyses, plans, strategies and proposals regarding the Assets (viii) all financial, accounting, operating and economic statements, reports, budgets, data and information for the current and any prior years regarding the Assets; and (ix) copies of all governmental and regulatory licenses, permits, filings, forms, applications and other documents, including federal and state oil and gas regulatory reports and filings, regarding the Assets;

(d) The prepaid items with respect to which an adjustment to the Purchase Price is made pursuant to Section 2.03(a)(ii) of the Purchase and Sale Agreement dated June 25, 2010, by and among Assignors and Assignee;;

(e) To the extent such matters are taken into account in determining the adjustment to the Purchase Price provided in Section 2.03(c) of the Purchase and Sale Agreement dated June 25, 2010 by and among Assignors and Assignee, all rights in respect of under-payments by purchasers or under-deliveries by transporters or processors in respect of hydrocarbons produced from the Leasehold Interests prior to the Effective Time; and

(f) All rights of Assignors in and to those instruments and agreements under which Assignors’ interests in the Leasehold Interests arise and all other agreements and contractual rights, easements, rights-of-way, saltwater disposal agreements, subsurface agreements, servitudes, and other estates to the extent relating to any Asset described in clauses (a) through (e) above, including, without limitation, all rights of Assignors in, to and under or derived from all production sales contracts, operating agreements, pooling, unitization or communitization agreements, purchase, exchange or processing agreements, surface leases, easements or rights-of-way, farmout or farmin agreements, dry hole or bottom hole contribution agreements, seismic agreements, permits, licenses, options, orders and all other contracts, agreements and instruments relating to the exploration for, or the development, production; storage, gathering, treatment, transportation, processing, or sale or disposal of oil, gas, other hydrocarbons, other minerals, water, brine or other substances from any Leasehold Interest or any units of which they are a part.

For purposes of this Assignment, the “Base of the Austin Chalk Formation” shall mean the stratigraphic equivalent of the measured depth of 8,220 feet on the Dual Induction Electric Log with respect to the MCZ, Inc. - Chatham No. 1 Well in the BACU as set forth in the BACU Unit Operating Agreement (Exhibit “C” thereto) recorded in Volume 1289, Page 136, Document No. 468577 in the records of Brazos County, Texas.

Notwithstanding anything to the contrary contained in this Assignment, Assignors are retaining unto themselves all of the overriding royalty interests in and under the leasehold estates described on Exhibit “A” which were acquired by Assignors prior to January 1, 2010, LESS AND EXCEPT Assignors’ overriding royalty interests in the oil and gas leases relating to the Kyra No. 1-H, Honey No. 1-H and Weido Unit No. 1 wells, as set forth and described on Exhibit “A”, which overriding royalty interests are being conveyed to Assignee as a part of the Assets.

TO HAVE AND TO HOLD the Assets together with all rights, privileges and appurtenances in any way belonging or pertaining thereto, unto Assignee, its successors and assigns, forever.

This Assignment is made without any warranties or representations, except that Assignors hereby warrant and represent that they will warrant and defend title to the Assets against the lawful claims and demands of the persons claiming by, through or under Assignors, but not otherwise. The foregoing limited warranty of title by Assignors is separate, several and not joint or joint and several, and liability, if any, under same shall be limited to Assignors’ respective ownership interests, taken as a whole, in the Assets.

Assignee, by acceptance of this Assignment, takes subject to and hereby covenants and agrees to assume, pay for, perform and comply with all of the duties, liabilities, and obligations (express of implied) binding upon Assignor that relate to or are attributable to Assets, including, without limitation, the terms and conditions of all of the following: all of the terms and conditions of all applicable and valid recorded and unrecorded agreements, contracts and instruments relating to the Assets; all “non-consent” penalties under any contract, law, rule or regulation affecting the Assets; all valid unit, pooling, communitization and operating agreements; all easements and rights-of-way; paying and accounting for and reporting all Lease rentals and all royalties, overriding royalties and other Lease burdens; all reassignment rights held by third parties; all preferential purchase rights held by third parties; and all duties imposed by all valid governmental laws, rules, regulations and orders. Without limiting the generality of the scope of the foregoing, Assignee covenants and agrees, effective as of the Effective Time, to assume, perform, pay for and comply with all express or implied contractual, statutory and regulatory obligations, if any, binding upon Assignors to properly plug and abandon all wells (including, but not limited to, any temporarily abandoned wells) now or hereafter located on the lands covered by the Leasehold Interests, and to remove all buildings, equipment and facilities and to restore the surface of such lands. Furthermore, Assignee covenants and agrees, as of the Effective Time, to defend, indemnify and hold harmless Assignors, and Assignors’ successors and assigns, from and against any and all claims, liabilities, penalties, costs, expenses (including, without limitation, court costs and reasonable attorneys’ fees), losses and damages that are related to or attributable to the obligations assumed by Assignee herein, and the operations and activities contemplated by this paragraph.

BY ACCEPTANCE OF THIS ASSIGNMENT, ASSIGNEE ACKNOWLEDGES THAT (i) THIS ASSIGNMENT IS MADE WITHOUT WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, CONCERNING THE EQUIPMENT AND FIXTURES INCLUDES IN THE ASSETS, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES CREATED BY AN AFFIRMATION OF FACT OR PROMISE OF ANY DESCRIPITON OF ANY KIND WHATSOEVER CONTAINED IN OR CREATED BY THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN TENNESSEE OR ELSEWHERE, OR OTHER APPLICABLE LAW; AND (ii) ALL EQUIPMENT AND FIXTURES INCLUDED IN THE ASSETS ARE ASSIGNED AND ACCEPTED “AS IS, WHERE IS.” The parties hereto agree that the disclaimers of warranties contained in this Assignment are “conspicuous” disclaimers for the purposes of any applicable law, rule or order.

Assignee agrees that all oil and gas produced, as well as the proceeds thereof, prior to the Effective Time from the properties to which the Leasehold Interests relate shall remain the property of Assignors.

Assignors shall execute, acknowledge and deliver to Assignee, upon reasonable request and without further consideration, any additional instruments and documents and take such other and further acts as may be necessary to fully and effectively grant, convey, and assign its interest in the Assets to Assignee.

Assignors and Assignee hereby acknowledge and agree that this Assignment is subject to the terms and provisions contained in an unrecorded Purchase and Sale Agreement dated June 25, 2010 by and between Assignors and Assignee. Assignors and Assignee further acknowledge and agree that should there be any conflict between the terms and provisions contained in this Assignment and those terms and provisions contained in said Purchase and Sale Agreement that the terms and provisions of said Purchase and Sale Agreement shall prevail.

Signatures

To evidence the binding effect of the foregoing, Assignors and Assignee caused this Assignment to be executed on the date first above written.

Assignors:

HOP-MAR ENERGY, L.P.
By:	Hop-Mar Management, Inc.
Its General Partner

By:
David T. Martineau, President

SYDRI ENERGY INVESTMENTS I, LTD.
By:	Sydri Oil & Gas, Inc.
Its General Partner

By:
Randall A. Wilkins, President

WOODBINE ENERGY PARTNERS, L.P.
By:	Woodbine Capital, LLC
Its General Partner

By:
John Vassallo, Manager

SNYDER ENERGY INVESTMENTS LTD.
By:	Snyder Family Management, LLC
Its General Partner

By:
Christian M. Snyder, Manager

ACCEPTED AS OF THE EFFECTIVE DATE:

Assignee:

SOUTHERN BAY ENERGY, LLC

By:
Christopher E. Cottrell
Vice President Land & Marketing

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on this      day of July, 2010, by David T. Martineau, the President of Hop-Mar Management, Inc., who is the general partner of Hop-Mar Energy, LP, in the capacity therein stated and for the purposes and consideration therein expressed.

Notary Public in and for the State of Texas

My commission expires:

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on this      day of July, 2010, by Randall A. Wilkins, the President of Sydri Oil & Gas, Inc., who is the general partner of Sydri Energy Investments I, LTD, in the capacity therein stated and for the purposes and consideration therein expressed.

Notary Public in and for the State of Texas

My commission expires:

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on this      day of July, 2010, by John Vassallo, the the manager of Woodbine Capital, LLC, the general partner of Woodbine Energy Partners, L.P., in the capacity therein stated and for the purposes and consideration therein expressed.

Notary Public in and for the State of Texas

My commission expires:

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on this      day of July, 2010, by Christian Snyder, the Manager of Snyder Family Management, LLC, the general partner of Snyder Energy Investments, Ltd., in the capacity therein stated and for the purposes and consideration therein expressed.

Notary Public in and for the State of Texas

My commission expires:

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on this      day of July, 2010, by Christopher E. Cottrell, the Vice President Land & Marketing of Southern Bay Energy, LLC, in the capacity therein stated and for the purposes and consideration therein expressed.

Notary Public in and for the State of Texas

My commission expires:

EXHIBIT “A”

TO

ASSIGNMENT AND BILL OF SALE

Description of Leases

Attached

SCHEDULE 4.01(e)

TO

PURCHASE AND SALE AGREEMENT

Lease Obligations

Attached

SCHEDULE 4.01(f)

TO

PURCHASE AND SALE AGREEMENT

Litigation

Attached

SCHEDULE 4.01(h)

TO

PURCHASE AND SALE AGREEMENT

Operational Obligations

Attached

SCHEDULE 4.01(i)

TO

PURCHASE AND SALE AGREEMENT

Breaches of Material Documents

None

SCHEDULE 4.01(j)

TO

PURCHASE AND SALE AGREEMENT

Marketing Exceptions

Attached

SCHEDULE 4.01(k)

TO

PURCHASE AND SALE AGREEMENT

Suspended Funds

Attached

SCHEDULE 4.01(l)

TO

PURCHASE AND SALE AGREEMENT

Tax Information

Attached

SCHEDULE 4.01(m)

TO

PURCHASE AND SALE AGREEMENT

Preferential Rights and Consents to Assign

Attached